EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

EPICOR SOFTWARE CORPORATION

COUGAR ACQUISITION CORPORATION

CRS RETAIL TECHNOLOGY GROUP, INC.

STOCKHOLDERS LISTED ON EXHIBIT A

AND

THE OTHER PARTIES SIGNATORY HERETO

Dated as of December 6, 2005

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Principal Stockholders
Exhibit B	Form of Option Cancellation Agreement
Exhibit C	Form of Legal Opinion of Kirkland & Ellis LLP
Exhibit D	Form of Legal Opinion of Drake, Sommers, Loeb, Tarshis, Catania & Liberth, PLLC
Exhibit E	Statement of Expenses
Exhibit F	Form of Employment Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Secretary’s Certificate

Schedules

Schedule 1.1	Consideration Allocation and Mechanics Schedule
Schedule 7.1(e)	Key Employees
Schedule 7.1(k)	Liens to be Released
Schedule 8.2	Closing Date Balance Sheet Exclusions

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 6, 2005, by and among Epicor Software Corporation, a Delaware corporation (“Parent”), Cougar Acquisition Corporation, a Utah corporation and a wholly owned subsidiary of Parent (the “Acquisition Sub”), CRS Retail Technology Group, Inc., a Utah corporation (the “Company”), each of the stockholders of the Company listed on Exhibit A (the “Principal Stockholders”), and, with respect to Article VIII and Article IX only, Accel-KKR Company, LLC, as Stockholder Representative and U.S. Bank National Association, as the escrow agent (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein have the meanings given to them in Article X.

RECITALS

A. Each Principal Stockholder is the record and beneficial owner of (a) the number of shares of Common Stock, no par value per share, of the Company (the “Company Common Stock”), (b) the number of shares of Company Series A Preferred Stock, no par value per share, of the Company (the “Company Series A Preferred Stock”), and (c) the number of shares of Company Series B Preferred Stock, no par value per share, of the Company (the “Company Series B Preferred Stock” and, together with the Series A Preferred Stock and the Company Common Stock, the “Company Capital Stock”), in each case as set forth opposite such Stockholder’s name on Exhibit A.

B. The Principal Stockholders are the record and beneficial owners of, in the aggregate, 4.3% of the issued and outstanding shares of Company Common Stock and 97.78% of the issued and outstanding shares of Company Series A Preferred Stock, which represents 94.17% of the issued and outstanding shares of Company Capital Stock.

C. Parent desires to purchase, through the Acquisition Sub, from the Principal Stockholders, and the Principal Stockholders desire to sell to Parent, through the Acquisition Sub, all of the Company Capital Stock owned by each of the Principal Stockholders (the “Stock Purchase”).

D. A portion of the consideration otherwise payable by Parent in connection with the Stock Purchase shall be placed in escrow by Parent as sole security for certain indemnification obligations set forth in this Agreement and as partial security for other indemnification obligations set forth in this Agreement, and the release of such cash will be as set forth in Article VIII.

E. As a material inducement to Parent to enter into this Agreement, certain key employees of the Company are entering into employment agreements, each of which shall become effective upon the Closing.

F. The Company and Principal Stockholders, on the one hand, and Parent and the Acquisition Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Stock Purchase.

G. The administrator of the Company Stock Plan (as defined below) has taken all necessary and appropriate action before the Closing to determine that the Company Options (whether vested or unvested) shall terminate pursuant to Section 6.2 of the Company Stock Plan at the effective time of the Short-Form Merger (as defined below) and the Company and Parent shall take all other necessary and appropriate action following the Closing to effect the actual termination of all Company Options (whether vested or unvested) at the effective time of the Short-Form Merger, including the distribution of the Option Cancellation Notice (as defined below) and all applicable payments in accordance therewith to all holders of Company Options.

H. Parent, Acquisition Sub and the Company shall take all necessary and appropriate action to cause the Short-Form Merger of Acquisition Sub with and into the Company to become effective as soon as legally practicable after the Closing.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase of Stock from the Principal Stockholders; Closing.

(a) Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties hereinafter set forth herein, at the Closing, each of the Principal Stockholders shall sell, transfer, assign, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase in cash from each of the Principal Stockholders all Company Capital Stock owned by each such Principal Stockholder and all rights under the Stockholders Agreement as of the Closing Date free and clear of all Liens, except with respect to the Stockholders Agreement as disclosed in Section 1.1 of the Company Disclosure Schedule. Any payment to be made by Parent (or the Acquisition Sub) to each Principal Stockholder pursuant to this Section 1.1 shall be paid by Parent (or the Acquisition Sub) to the Principal Stockholders in immediately available funds by wire transfer on the Closing Date to an account designated by each Principal Stockholder in a written notice delivered to Parent prior to the Closing Date. At the Closing, each Principal Stockholder shall deliver to Parent the certificate(s) representing the shares of Company Capital Stock, accompanied by stock powers duly executed in blank by such Principal Stockholder. The allocation of the Total Consideration (as adjusted pursuant to this Agreement) amongst the Stockholders, and the manner in which the Total Consideration (as adjusted pursuant to this Agreement) shall be paid to (x) the Principal Stockholders at the Closing, (y) the Optionholders as soon as practicable after the Closing in accordance with Section 1.2 and (z) the Minority Stockholders as soon as practicable after the Closing in accordance with Section 1.3, is set forth on the attached Schedule 1.1 (the “Consideration Allocation and Mechanics Schedule”. Parent will deposit in a separate interest bearing account the Escrow Amount in immediately available United States funds by wire transfer. The Escrow Amount shall be held and distributed by the Escrow Agent in accordance with

Article VIII of this Agreement and in accordance with each Option Cancellation Agreement (as defined below). Each Principal Stockholder agrees to cure at any time after the Closing, without further compensation, any deficiencies with respect to the endorsement of the certificate(s) representing the Company Capital Stock owned by such Principal Stockholder or with respect to the stock power accompanying any such certificates.

(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12 E. 49th Street, New York, NY 10017 on the date hereof (the “Closing Date”).

1.2 Cancellation of Company Options.

(a) Prior to the Closing, the administrator of the Company Stock Plan shall have resolved under Section 6.2 of the Company Stock Plan (and each individual option agreement issued pursuant to the Company Stock Plan) to determine that the Company Options shall terminate at the Effective Time of the Short-Form Merger. Other than as set forth in this Section 1.2, the Company represents and warrants that it has not made any modifications to the Company Stock Plan or delivered any communications to the Optionholders with respect to any modification of their options arising out of the transactions contemplated by this Agreement. As soon as practicable after the Closing, Parent shall cause the Company to distribute to all Optionholders an Option Notice and Cancellation Agreement in the form attached hereto as Exhibit C (an “Option Cancellation Agreement”) and to take all other necessary and appropriate action to effect the termination of all Company Options (whether vested or unvested) at the Effective Time of the Short-Form Merger, including, but not limited to, the giving of any notice required under any agreements relating to the Company Options. Upon receipt from each Optionholder of an executed Option Cancellation Agreement, Parent shall pay to each such Optionholder an amount (in cash) of the Total Consideration, less all applicable tax withholding, equal to (A) (i) the amount such Optionholder would have received under this Agreement had such Optionholder exercised his, her or its vested Company Options and sold the Company Common Stock issuable upon such exercise to Parent at the Closing, minus (ii) the aggregate exercise price for the Company Common Stock issuable upon exercise of such Company Options, plus (B) such Optionholder’s Pro Rata Portion of the Escrow Amount, if any, as and when distributed to the Stockholders in accordance with Article VIII (the collective amount of (A) and (B) shall be referred to herein as the “Optionholder Consideration”). The Option Cancellation Agreements shall set forth for each Optionholder such Optionholder’s portion of the Optionholder Consideration as reduced by the Escrow Amount (as set forth on the Consideration Allocation and Mechanics Schedule).

(b) At the effective time of the Short-Form Merger, the holders of Company Options shall cease to have any further right or entitlement to acquire any Company Capital Stock or any shares of capital stock of Parent under the terminated Company Options.

1.3 Short-Form Merger.

(a) As soon as legally possible following the Closing of the Stock Purchase in accordance with the terms and conditions set forth herein and in accordance with the applicable provisions of Utah Law, each of Parent and Acquisition Sub shall, and shall cause the Company to, take all necessary and appropriate action, including the delivery of any required notice to stockholders of the Company, to effectuate the Short-Form Merger as follows:

(i) At the Effective Time (as defined below), Acquisition Sub shall be merged with and into the Company, at which time the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent (the “Short-Form Merger”).

(ii) The Short-Form Merger shall become effective upon the filing of the Articles of Merger with the Secretary of the State of Utah, which Articles of Merger shall be filed as soon as practicable after the expiration of the notice period set forth in Section 16-10a-1104 of the Utah Revised Business Corporation Act (the “Effective Time”).

(iii) At the Effective Time, by virtue of the Short-Form Merger and without any action on the part of Acquisition Sub, the Company or any holder of Company Capital Stock, each share of Company Capital Stock, except any Dissenting Shares, held by the Minority Stockholders issued and outstanding immediately prior to such Effective Time will be canceled and extinguished and will be converted automatically into the right to receive (upon surrender of the certificates representing such shares of Company Capital Stock) an amount (in cash) of the Total Consideration (A) as set forth opposite each Minority Stockholder’s name on the Consideration Allocation and Mechanics Schedule, plus (B) such Minority Stockholder’s Pro Rata Portion of the Escrow Amount, if any, as and when distributed to the Stockholders in accordance with Article VIII (the collective amount of (A) and (B) shall be referred to herein as the “Minority Stockholder Consideration”). The Consideration Allocation and Mechanics Schedule sets forth for each Minority Stockholder such Minority Stockholder’s portion of the Minority Stockholder Consideration that was reduced by the Escrow Amount.

(iv) At the Effective Time, by virtue of the Short-Form Merger and without any action on the part of Acquisition Sub, the Company or any holder of Company Capital Stock, each share of Company Capital Stock held by the Acquisition Sub will be canceled and extinguished and each share of Company Capital Stock held by Parent shall remain outstanding.

(v) At the Effective Time, by virtue of the Short-Form Merger and without any action on the part of Acquisition Sub, the Company or any holder of Company Capital Stock, each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Company. Each stock certificate of Acquisition Sub evidencing ownership of any such shares shall continue to evidence ownership of shares of capital stock in the Company.

(vi) The exchange procedures for the Short-Form Merger are set forth in Section 1.4 below.

(vii) Subject to Section 6.6 below, the Certificate of Incorporation of the Company, as amended and as it exists immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Company immediately after the Effective Time.

(viii) The officers and directors of Acquisition Sub immediately prior to the Effective Time shall be the officers and directors of the Company immediately after the Effective Time, in accordance with the provisions of Utah Law, the Certificate of Incorporation and Bylaws of the Company until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Notwithstanding any other provisions of this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.3(a) hereof, but the holder thereof shall only be entitled to such rights as are provided by Utah Law.

(c) If any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Utah Law, then, as of the later of the effective time of the Short-Form Merger and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.3(a) hereof (as if not a Dissenting Share), without interest thereon, and subject to the provisions of Section 1.4 hereof, upon surrender of the certificate representing such shares.

(d) Notwithstanding the foregoing, Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments without regard to the Deductible.

1.4 Exchange Procedures for Short-Form Merger and Payment of Optionholder Consideration.

(a) Exchange Agent. Parent shall act as or select an institution reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the payment of the Minority Stockholder Consideration and the Optionholder Consideration. Parent shall be responsible for all of the fees, costs and expenses of, and related to, the Exchange Agent.

(b) Parent to Provide Cash. At the Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, (i) the aggregate amount of Minority Stockholder Consideration payable pursuant to Section 1.3 in exchange for outstanding shares of Company Capital Stock held by the Minority Stockholders and (ii) the aggregate amount of Optionholder Consideration payable pursuant to Section 1.2 in connection with the Option Cancellation Agreement. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures.

(i) The Parent acknowledges and agrees that promptly following the Closing of the Short-Form Merger, Parent shall cause the Exchange Agent to mail to each Minority Stockholder who is a holder of record (as of the effective time of the Short-Form Merger) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive the Minority Stockholder Consideration pursuant to Section 1.3, (i) a letter of transmittal, which shall be in substantially the form and substance attached hereto as Exhibit G. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Minority Stockholder shall be entitled to receive in exchange therefor the cash constituting the Minority Stockholder Consideration, and the Certificates so surrendered shall forthwith be canceled as of the Effective Time. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Minority Stockholder Consideration into which such shares of Company Capital Stock shall have been so converted.

(d) Payment for the Company Options shall be made by wire transfer upon receipt of the Option Cancellation Agreement of immediately available funds to accounts specified by the Optionholder therein, subject to all applicable tax withholding requirements. The allocation of the Total Consideration (as adjusted pursuant to this Agreement) amongst the Optionholders, and the manner in which the Total Consideration (as adjusted pursuant to this Agreement) shall be paid to the Optionholders in accordance with Section 1.2, is set forth on the attached Consideration Allocation and Mechanics Schedule.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.4(e), neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided if any such investment or loss thereon shall affect the amounts payable to the Minority Stockholders or the Optionholders pursuant to this Article I, Parent shall immediately pay in cash the full amount of such shortfall. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Minority Stockholders or the Optionholders pursuant to this Article I shall promptly be paid to Parent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Minority Stockholders nine months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.4(g) shall after such delivery to the Surviving Corporation, subject to Section 1.4(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Minority Stockholder

Consideration (which shall not accrue interest) pursuant to Section 1.3 with respect to the shares of Company Capital Stock formerly represented thereby.

1.5 Required Withholding

Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Minority Stockholder or Optionholder such amounts as may be required to be deducted or withheld therefrom under the Tax Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

1.6 No Further Ownership Rights in Company Capital Stock

All Minority Stockholder Consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights and obligations pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.7 Lost, Stolen or Destroyed Certificates

In the event any Minority Stockholder Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Minority Stockholder Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that the statements contained in this Article II are correct and complete as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered herewith and dated as of the date hereof. The information set forth in the Company Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article II to which such information relates; provided that the information set forth in each section and subsection of the Company Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article II, and (B) any other representations and warranties set forth in this Article II if, and to the extent that, it is reasonably apparent on the face of such disclosure that it applies or is relevant to such other representations and warranties.

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Utah, and has full corporate power and authority to conduct its business as now conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not reasonably be expected to have a Company Material Adverse Effect. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business. Section 2.1 of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof. Except as set forth on Section 2.1 of the Company Disclosure Schedule, the operations now being conducted by the Company are not now and, in the ten-year period preceding the date hereof, have not been conducted by the Company under any other name.

2.2 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s Board of Directors has unanimously approved this Agreement and declared its advisability. No vote of the Company’s Stockholders is required to approve this Agreement. This Agreement and the transactions contemplated hereby constitute an “Approved Sale” as defined under the Stockholders Agreement and the consideration to be received under this Agreement pursuant to the Short-Form Merger by the Minority Stockholders is on at least as favorable terms and conditions as the consideration received by the Principal Stockholders (who as a group constitute the “Majority Stockholder” as defined under the Stockholders Agreement) in accordance with Section 3(a) of the Stockholders Agreement. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent is a party, thereof) by

Parent, each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3 Consents, Filings and Approvals. Section 2.3 of the Company Disclosure Schedule sets forth all Approvals from (a) third parties and (b) Governmental or Regulatory Authorities in each case as required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than (i) notices under the HSR Act and the expiration of applicable waiting periods thereunder, (ii) such Approvals as may be required under state or federal securities Laws and (iii) such Approvals as may be required by Parent or Acquisition Sub.

2.4 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Stock Purchase or the transactions contemplated hereby.

2.5 Capital Stock.

(a) The authorized capital stock of the Company consists only of one hundred twenty million (120,000,000) shares of Company Common Stock, of which 274,134 shares of Company Common Stock are issued and outstanding as of the date hereof, and one hundred eighty million (180,000,000) shares of Preferred Stock, no par value per share, ninety million (90,000,000) shares of which are designated Company Series A Preferred Stock, 64,594,974 of which are issued and outstanding as of the date hereof, and ninety million (90,000,000) shares of which are designated Company Series B Preferred Stock, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. All shares of Company Capital Stock that were previously outstanding and were repurchased by the Company were repurchased in compliance with all applicable federal, state and foreign securities Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth on Section 2.5 of the Disclosure Schedule, no shares of Company Capital Stock are held in treasury or are authorized or reserved for issuance other than the Company Common Stock and Company Preferred Stock, the Company has no other Capital Stock authorized, issued or outstanding.

(b) Section 2.5(b) of the Company Disclosure Schedule lists the name and address of, and the number of shares held by, each holder of Company Capital Stock. Except as set forth on Section 2.5(b) of the Company Disclosure Schedule, there are no shares of Company Restricted Stock outstanding. Section 2.5(b) of the Company Disclosure Schedule lists each holder of Company Restricted Stock, the vesting schedule of such Company Restricted Stock and the number of shares of Company Restricted Stock owned by each such holder.

(c) Except for the Company Stock Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 10,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of Options granted under the Company Stock Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which (i) 2,219,374 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Options granted under the Company Stock Plan, and (ii) 261,951 shares have been issued upon the exercise of options granted under the Company Stock Plan and remain outstanding as of the date hereof. Section 2.5(c) of the Company Disclosure Schedule sets forth for each outstanding Company Option and Company Stock Purchase Right, the name of the holder of such Option or stock purchase right, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such Option or stock purchase right, the number of shares that are vested as of the Closing under each such Option, the exercise price of such Option or stock purchase right, and whether such Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Tax Code. As of the date hereof, an aggregate of 2,219,374 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options. As of the date hereof, no shares of Company Common Stock are issuable upon exercise of outstanding Company Stock Purchase Rights. Each outstanding Company Option was issued pursuant to the Company’s standard form of option agreement which was made available to Parent. Except for the Company Options and Company Stock Purchase Rights, there are no Options, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Equivalents of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Option. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights in any way tied to the value of the equity securities of the Company.

(d) Except as set forth on Section 2.5(d) of the Company Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the Charter Documents of the Company or any agreement or other arrangement to which the Company is a party (written or oral) or by which it is bound. Except as set forth on Section 2.5(d) of the Company Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting or giving of written consents with respect to the Company Capital Stock, including any voting trust agreement or proxy. Except as set forth on Section 2.5(d) of the Company Disclosure Schedule, there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. At the Effective Time of the Short-Form Merger, certain provisions of the Stockholders Agreement will terminate and be of no further effect without any action by Parent or the Acquisition Sub.

(e) The Consideration Allocation and Mechanics Schedule attached as Schedule 1.1 to this Agreement correctly sets forth the allocation of the Total Consideration in a manner consistent with the terms of the Articles of Incorporation and the terms contained herein.

2.6 Subsidiaries.

(a) Section 2.6(a) of the Company Disclosure Schedule lists each entity in which the Company owns any shares of capital stock of or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 2.6(b) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Except as set forth in Section 2.6(a) or Section 2.6(b) of the Company Disclosure Schedule, the Company does not have any subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

(b) The Subsidiaries are corporations duly organized, validly existing and in good standing under the Laws of the State of New York and Washington, respectively. The Subsidiaries have the corporate power to own its properties and to carry on their respective businesses as now being conducted. The Subsidiaries are duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which they respectively conduct their businesses, except for such failures to be so qualified, licensed or admitted and in good standing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 2.6(b) of the Company Disclosure Schedule lists the directors and officers of each of the Subsidiaries as of the date of this Agreement. Except as set forth on Section 2.6(b) of the Company Disclosure Schedule, the operations now being conducted by each of the Subsidiaries have not, in the ten-year period preceding the date hereof, been conducted under any other name. All of the shares of capital stock of each of the Subsidiaries are owned of record and beneficially by the Company. All outstanding shares of stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of each of the respective Subsidiaries, or any agreement to which each of the Subsidiaries is a party or by which it is bound, and have been issued in compliance with federal and state securities Laws. There are no Options, written or oral, to which the Subsidiaries are parties or by which they are bound obligating the Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any Equity Equivalents of each the Subsidiaries or obligating the Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Options. There are no outstanding or authorized stock appreciation, phantom stock, profit participation rights or other similar right in any way tied to the value of the equity securities of the Subsidiaries.

2.7 No Conflicts. Except as disclosed in Section 2.7 of the Company Disclosure Schedule, and subject to obtaining the Approvals disclosed in Section 2.3 of the Company Disclosure Schedule, if any, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party do not, the performance by the Company of its obligations under this Agreement and the Ancillary Agreements on or prior to the Closing Date, the consummation of the transactions contemplated hereby and thereby and the consummation of the Short-Form Merger (assuming the Short-Form Merger had been consummated at Closing) do not and will not (with or without notice or lapse of time, or both), (i) violate any provision of the Charter Documents of the Company or any Law or Order applicable to the Company or any of its Assets and Properties; or (ii) conflict with or result in a violation or breach of, constitute a default under (with or without notice or lapse of time or both), require the Company or the Subsidiaries to obtain any Approval of, make any filing with or give any notice to any Person as a result or under the terms of, or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any Significant Contract or significant license to which the Company or the Subsidiaries are parties or by which any of the Assets and Properties of the Company or the Subsidiaries are bound.

2.8 Organizational Documents. The Company has made available to Parent or its counsel for examination the following: (a) copies of its and its Subsidiaries’ Charter Documents; (b) all official written records of all proceedings, consents, actions and meetings of the stockholders, board of directors and any committees thereof of the Company and its Subsidiaries; and (c) a stock ledger and journal reflecting the issuances and transfers of Company Capital Stock.

2.9 Company Financials. Section 2.9 of the Company Disclosure Schedule sets forth the Company Financials. The Company Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto). The Company Financials present fairly in all material respects the consolidated financial position and operating results of the Company and its Subsidiaries as of the dates and during the periods indicated therein, except that the Company Interim Financial Statements may not contain footnotes or normal year end adjustments, which adjustments would not be material in amount or significance in any individual case or in the aggregate.

2.10 Absence of Changes. Since the Company Audited Financial Statement Date, except as set forth in Section 2.10 of the Company Disclosure Schedule (with reference to the appropriate paragraph):

(a) neither the Company nor any Subsidiary has entered into any Significant Contract or significant transaction other than in the Ordinary Course of Business;

(b) neither the Company nor any Subsidiary has amended or modified (or agreed to do so) the terms of, any Significant Contracts, except as described in the Company Disclosure Schedule, other than in the Ordinary Course of Business;

(c) there has not been any amendment to the Charter Documents of the Company or any of its Subsidiaries;

(d) the Company has not declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any shares of Company Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any shares of Company Capital Stock or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents, except for repurchases of Company Capital Stock pursuant to agreements with Company employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company;

(e) neither the Company nor any Subsidiary has made or agreed to make any disposition or sale, license or lease of, or incurrence of any Lien on, any Assets and Properties, other than sales of products or services, or grants of nonexclusive licenses of products, to customers in the Ordinary Course of Business;

(f) neither the Company nor any Subsidiary has made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the Ordinary Course of Business and (ii) other acquisitions in an amount not exceeding $75,000 in the case of any individual item or $175,000 in the aggregate;

(g) neither the Company nor any of its Subsidiaries has made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an amount exceeding $75,000 individually or $175,000 in the aggregate;

(h) neither the Company nor any Subsidiary has made or agreed to make any write-off or write-down, or any determination to write-off or write-down, or revalue, any of its Assets and Properties (including notes or accounts receivables), or change in any respect any reserves associated therewith, or waive or release any material right or claim;

(i) neither the Company nor any Subsidiary has incurred or guaranteed any Indebtedness, amended the terms of any outstanding Significant Contracts related to Indebtedness, or issued or sold any debt securities;

(j) neither the Company nor any Subsidiary has made a loan to any Person (other than to employees for business expenses in the Ordinary Course of Business) or purchased any debt securities of any Person;

(k) neither the Company nor any Subsidiary has granted or approved (i) any severance or termination pay to, (ii) any increase in salary, rate of commissions, rate of consulting fees or any other compensation of, (iii) the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant) to, or (iv) any discretionary or stay bonus to, any director, current or former officer, employee, stockholder or consultant, other than (A) payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been made available to Parent and which are disclosed in Section 2.19(a) or Section 2.10(j) of the

Company Disclosure Schedule or (B) with respect to any non-officer employee, except in the Ordinary Course of Business in connection with annual reviews;

(l) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any of its Subsidiaries individually or in the aggregate in an amount exceeding $50,000);

(m) no event or condition of any character has occurred that has had or is reasonably likely to have a Company Material Adverse Effect; and

(n) neither the Company nor any Subsidiary has entered into or approved any Contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

2.11 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.11 of the Company Disclosure Schedule, there are no liabilities of, relating to or affecting the Company or the Subsidiaries or any of their Assets and Properties, that as of the date hereof would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities incurred in the Ordinary Course of Business since the Company Audited Financial Statements Date.

2.12 Taxes. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries has prepared and timely filed all required Tax Returns relating to any and all material Taxes concerning or attributable to the Company and its Subsidiaries and their operations and such Tax Returns are true and correct and completed in accordance with applicable law.

(b) The Company and each of its Subsidiaries has timely paid all Taxes it is required to pay and timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing Authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries (excluding Tax deficiencies being contested in good faith and for which the Company or the relevant Subsidiary maintains appropriate reserves), nor has the Company or any Subsidiary executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(d) To the knowledge of the Company or any Subsidiary, no audit or other examination of any Tax Return of the Company or any Subsidiary is presently in progress, nor has the Company or any Subsidiary been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company or any Subsidiary has been proposed formally in writing or, to the Knowledge of the Company or any Subsidiary, informally by any Taxing Authority. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries had any liabilities for unpaid Taxes as of the Current Balance Sheet Date which have not been accrued or reserved on the Current Balance Sheet and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Current Balance Sheet Date other than in the Ordinary Course of Business.

(f) The Company has made available to Parent or its legal counsel or accountants copies of all income Tax Returns for the Company and each of its Subsidiaries filed for all periods since inception and all other Tax Returns requested by Parent.

(g) There are no Liens on the Assets and Properties of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the Assets and Properties of the Company or any of its Subsidiaries.

(h) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Tax Code.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Tax Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) is a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement and (iii) has any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Tax Code.

(k) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company or any Subsidiary or other person, which, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Tax Code due to the consummation of the transactions contemplated hereby.

2.13 Legal Proceedings. Except as set forth in Section 2.13 of the Company Disclosure Schedule, (i) there are no material Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or its Subsidiaries or any of their material Assets and Properties; (ii) no Governmental or Regulatory Authority has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted; and (iii) the Company has not received written notice and does not otherwise have Knowledge of any material Orders outstanding against the Company or its Subsidiaries.

2.14 Compliance with Laws, Orders and Approvals. The Company and each of its Subsidiaries are in compliance with in all material respects, and is not currently in material default or violation of or under, any and all Laws, Orders or Approvals applicable to the Company or any of its material Assets and Properties, and the Company has not received written notice of and has no Knowledge of any claim of material violation, of any such Laws, Orders or Approvals by the Company.

2.15 Employee Matters and Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.15(a)(i) below (which definition shall apply only to this Section 2.15), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any Company Subsidiary;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “DOL” shall mean the Department of Labor;

(iv) “Employee” shall mean any current employee, consultant or director of the Company or any Affiliate;

(v) “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee or former Employee, or with respect to which the Company or any Affiliate has or may have any Liability or obligation;

(vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vii) “International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States;

(viii) “IRS” shall mean the Internal Revenue Service;

(ix) “Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(x) “Pension Plan” shall mean each Employee Plan of the Company that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.15(b) of the Company Disclosure Schedule contains an accurate and complete list of each Employee Plan. The Company does not have any plan or commitment to establish any new Employee Plan, to modify any Employee Plan (except to the extent required by Law or to conform any such Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Employee Plan.

(c) Documents. The Company has made available to Parent correct and complete copies of: (i) all documents embodying each Employee Plan, including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Tax Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of the assets of the Employee Plan; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications significant to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company; (viii) all correspondence to or from any Governmental or Regulatory Authority relating to any Employee Plan; (ix) all sample COBRA forms and related notices (or such forms and notices as required under comparable Law); and (x) the three most recent plan years discrimination tests for each Employee Plan.

(d) Employee Plan Compliance. Except as set forth on Section 2.15(d) of the Company Disclosure Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any material default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Tax Code; (ii) each Employee Plan of the Company intended to qualify under Section 401(a) of the Tax Code and each trust intended to qualify under Section 501(a) of the Tax Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Tax Code, including all amendments to the Tax Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Tax Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Tax Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan that would result in any material liability; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan sponsored by the Company subject to ERISA (other than any stock option plan or employment agreement) can be amended, terminated or otherwise discontinued, without material Liability to the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Tax Code that would result in any material liability.

(e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Tax Code.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Tax Code.

(g) No Post-Employment Obligations. Except as set forth in Section 2.15(g) of the Company Disclosure Schedule, no Employee Plan provides, or reflects or represents any Liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute.

(h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, or the requirements of the Health Insurance Portability and Accountability Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its Employees or former Employees.

(i) Effect of Transaction.

(i) Except as set forth in Section 2.15(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, agreement listed in Section 2.19(a)(i) of the Company Disclosure Schedule, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or former Employee.

(ii) Except as set forth in Section 2.15(i)(ii) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Tax Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Tax Code due to the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events, in any case solely based on arrangements in existence as of or within twelve months prior to the Closing) or otherwise not deductible under Section 280G of the Tax Code.

(j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and former Employees; (ii) has in all material respects withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees and former Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental or Regulatory Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or former Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(k) Labor. No work stoppage or labor strike against the Company is pending, or to the Company’s knowledge, threatened or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.15(k) of the Company Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee or former Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material Liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees or former Employees and no collective bargaining agreement is being negotiated by the Company.

(l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(m) No Controlled Group Liabilities. The Company has no liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code with any other entity.

(n) Deferred Compensation Plans. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Tax Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Tax Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(o) Except as set forth on Section 2.15(o) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted or approved any extension whether or not in writing of the term of any Contracts related to the employment of current Company employees.

2.16 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license or sublease or other occupancy right, the aggregate annual base rent payable thereunder.

(b) The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property to which the Company or any of its Subsidiaries is a party, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.16(a) of the Company Disclosure Schedule. To the knowledge of the Company, all such ease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing material default, no rentals are past due, or event of material default (or event which with notice or lapse of time, or both, would constitute a material default). Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn or waived in writing by the landlord.

2.17 Tangible Personal Property. Except as set forth in Section 2.17 of the Company Disclosure Schedule, the Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business and the business of the Subsidiaries, including all tangible personal property reflected on the Current Balance Sheet and tangible personal property acquired since the Current Balance Sheet Date, other than property disposed of since such date in the Ordinary Course of Business.

2.18 Intellectual Property.

(a) Section 2.18(a) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, Software or service offerings of the Company or any of its Subsidiaries (collectively, with the Future Products the “Company Products”) that (i) have been sold, distributed or otherwise disposed of in the five-year period preceding the date hereof, or (ii) with respect to unreleased products that are under development and that are substantially completed, that the Company or any of its Subsidiaries intends to sell, distribute or otherwise dispose of in the future (the “Future Products”).

(b) Section 2.18(b) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) in which the Company or any of its Subsidiaries is a party or has notice of that are related to any of the Company Registered Intellectual Property or Company Intellectual Property.

(c) Each item of Company Registered Intellectual Property is currently in compliance with all formal legal filing and maintenance requirements (including payment of filing, examination and maintenance fees and proofs of use) and to the Knowledge of the Company is valid and subsisting and Company has sole and good title to each such item clear of any Liens (other than Permitted Liens). Without limiting the generality of any of the foregoing and except for Permitted Liens, (i) one or more of the Company and its Subsidiaries have the sole and good title to the Copyrights that are included or incorporated into Company Products (except for third party components, libraries, tools, and the like which are validly licensed to the Company) or which the Company or any of its Subsidiaries otherwise purports to own, and (ii) neither the Company nor any Subsidiary has transferred or otherwise conveyed any ownership interest (whether or not contingent, and including any right that may arise in the future) to any third party in any Intellectual Property that is embodied in the Company Products. Notwithstanding anything contained herein to the contrary, no representations and warranties contained in this Section 2.18(c) are being made with respect to infringement and any such representation or warranty is hereby disclaimed in this section. Such representations and warranties are being made only in other sections of this Section 2.18.

(d) In each case in which the Company or its Subsidiaries have acquired any Intellectual Property from any person, the Company or its Subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all of the assignor’s rights in and to such Intellectual Property (including the right to seek any uncollected past and future damages with respect thereto) to the Company or its Subsidiaries. To the maximum extent provided for by, and in accordance with, applicable Law, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or its Subsidiaries with the relevant Governmental or Regulatory Authority.

(e) The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(f) All Company Intellectual Property will be fully transferable, alienable or licensable by the Company or its Subsidiaries after the Closing (including following the Short-form Merger) without restriction and without payment of any kind to any third party, except for Permitted Liens.

(g) Except for Permitted Liens and non-exclusive licenses granted to end-user customers, resellers and distributors in the Ordinary Course of Business (that to the extent required to be listed on Section 2.18(q) of the Company Disclosure Schedule are listed thereon), (i) each item of Company Intellectual Property is free and clear of any liens or encumbrances, (ii) the Company and/or the Subsidiaries are the exclusive owners of all Company Intellectual Property, (iii) one or more of the Company and its Subsidiaries is the exclusive owner (within the applicable geographic territories and within the scope of actual use by the Company) of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries, and (iv) one or more of the Company and its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products (except for third party components, libraries, tools, and the like which are validly licensed to the Company or its Subsidiaries, and which licenses are listed on Section 2.18(q) if required to be disclosed therein) or which the Company or any of its Subsidiaries otherwise purports to own.

(h) Neither the Company nor its Subsidiaries have (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other person, or (ii) permitted Company’s rights in any Company Intellectual Property that is embodied in or necessary for the use or production of any current Company Products to lapse or enter the public domain.

(i) Except as set forth on Section 2.18(i) of the Company Disclosure Schedule, all works of authorship (including Copyrighted works) and Trade Secrets that are embodied in or necessary for the use or production of any current Company Products (other than such works of authorship and Trade Secrets that are validly licensed to the Company) were written and created solely by either (i) employees of the Company or its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights therein, including all their Intellectual Property rights therein, to the Company or the applicable Subsidiary, or (ii) by third parties who have validly and irrevocably assigned all of their Intellectual Property rights therein to the Company or its Subsidiaries, and no third party owns any of the Company Intellectual Property.

(j) To the extent that any Intellectual Property has been developed or created by a third party for Company or any of its Subsidiaries or is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner (subject to existing non-exclusive licenses that to the extent required to be listed on Section 2.18(q) of the Company Disclosure Schedule are listed thereon) of, or (ii) has obtained a valid license (sufficient for the conduct of its business as currently conducted and including the design, development, manufacture, use, import and sale of Company Products) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(k) Except as set forth on Section 2.18(k) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, by the Company or its Subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

(l) Except as set forth on Section 2.18(l) of the Company Disclosure Schedule, no person who has licensed any Intellectual Property to the Company has ownership rights or license rights to improvements made by or for the Company in such Intellectual Property.

(m) Company and its Subsidiaries has the right to use, pursuant to valid licenses, all Software development tools, library functions, compilers and all other third-party Software that are used in the operation of the Company or that are required to create, modify, compile, operate or support any Software that is Company Intellectual Property or is incorporated into any Company Product. Except as set forth on Section 2.18(m) of the Company Disclosure Schedule, without limiting the foregoing, no open source or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software that is or was incorporated into any Company Product.

(n) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

(o) The operation of the business of the Company and its Subsidiaries as it is currently conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products, does not infringe or misappropriate and will not infringe or misappropriate when conducted by Company following the Closing in substantially the same manner as prior to the Closing, any Intellectual Property of any person, violate any rights of another person under Section 43(a) of the Lanham Act (or similar laws and regulations), or violate any third person’s rights of privacy or publicity, and the Company has not received written notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property of any person, violates any rights of another person under Section 43(a) of the Lanham Act (or similar Laws), or violates any third person’s rights of privacy or publicity (nor does the Company have knowledge of any valid basis therefor). The disclosure set forth as Item 1 in Section 2.18(o) of the Company Disclosure Schedule, is for informational purposes and shall not be construed as a limitation or disclosure with respect to this Section 2.18(o).

(p) No Company Intellectual Property, Company Product or service of the Company is subject or has been subject in the past to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(q) Other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses, and outbound licenses to customers entered into in the Ordinary Course of Business which to the extent required by this Section 2.18(q) are set forth on Section 2.18(q) of the Company Disclosure Schedule, Section 2.18(q) of the Company Disclosure Schedule lists all unexpired contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. All such contracts are in full force and effect. The Company is not in material breach of nor has the Company materially failed to perform under, any material term of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Following the Closing Date (including following the Short-form Merger), the Company and its Subsidiaries will be permitted to exercise all of their respective rights under such contracts, licenses and agreements to the same extent Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Section 2.18(q) of the Company Disclosure Schedule lists all unexpired contracts, licenses and agreements with the third parties that constitute the Company’s (or its Subsidiaries’) top ten customers by revenue over the 12 month period prior to the date hereof.

(r) Section 2.18(r) of the Company Disclosure Schedule lists all material contracts, licenses and agreements between the Company and any other person (other than licenses to customers entered into in the Ordinary Course of Business that are substantially in the form provided by Company to Parent and listed as such on Section 2.18(r) of the Company Disclosure Schedule) wherein or whereby the Company has agreed to, or assumed, any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

(s) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company or its Subsidiaries and any other person with respect to Company Intellectual Property under which there is any unresolved and material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

(t) To the Company’s knowledge, no person is infringing or misappropriating any Company Intellectual Property.

(u) The Company has taken commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in material confidential information and Trade Secrets of the Company or its Subsidiaries or provided by any other person to the Company or its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring each employee and consultant of the Company and its Subsidiaries to execute a proprietary information and inventions assignment agreement (substantially in substance the same as the form(s) provided to Parent’s counsel) and all current and former (to the extent first employed by Company or Subsidiary within two (2) years prior to the date hereof) employees and consultants of Company and its Subsidiaries who have created or modified any of the Company Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Company Intellectual Property to the Company or the applicable Subsidiary.

(v) Neither this Agreement nor the transactions contemplated by this Agreement, will, without further action on the part of Parent or Company after Closing, cause or give rise to a right of a third party to cause (i) either Parent’s or the Company’s (following Closing) granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, other than grants applicable to Parent, Acquisition Sub or the Company, respectively, prior to the date hereof, (ii) either the Parent’s or the Company’s (following Closing including following the Short-form Merger) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, other than those applicable to Parent, Acquisition Sub or the Company, respectively, prior to the date hereof, or (iii) either the Parent’s or the Company’s (following Closing, including following the Short-form Merger) being obligated to pay any royalties or other amounts to any third party other than those payable by Parent, Acquisition Sub or the Company, respectively, prior to the date hereof.

(w) All necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Intellectual Property. Except as set forth on

Section 2.18(c) of the Company Disclosure Schedule, there are no actions that must be taken by the Company within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Parent. Each Copyrighted work by the Company does not infringe the Copyright of any third party and no technology or Trade Secret created, invented or used by the Company or any Subsidiary was misappropriated from any third party.

2.19 Contracts. Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to nor, to the Company’s Knowledge, is any of its Assets and Properties bound by:

(a) (i) any employment or consulting Contract with an employee or individual consultant or salesperson, or consulting or sales Contract with a firm or other organization;

(ii) any stock option plan, stock appreciation rights plan, stock purchase plan, profit participation plan or similar agreement in any way tied to the value of the equity securities of the Company or its Subsidiaries, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(iv) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Indebtedness of any other Person;

(v) any Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(vi) any Contract relating to the disposition or acquisition of Assets and Properties or any interest in any material business enterprise, in each case outside the Ordinary Course of Business;

(vii) any Contract that materially prohibits or impairs the conduct of business by the Company or any of its Subsidiaries in any geographic area, or otherwise materially limits the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person in any geographic area, during any period of time or in any segment of the market;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contract relating to the borrowing of money or extension of credit or any currency exchange, commodities or other hedging arrangement;

(ix) any dealer, distribution, joint marketing or development Contract;

(x) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, independent software vendor or other Contract for use or distribution of the products, technology or services of the Company or any of its Subsidiaries; or

(xi) any other Contract that (i) involves in excess of $150,000 (either alone or pursuant to a series of related contracts) and (ii) requires the Company to provide products or services to any Person after the Closing, and is not cancelable without penalty within 30 days.

(b) Each Contract required to be disclosed pursuant to Section 2.19(a) and each other Contract required to be disclosed pursuant to Section 2.18(q) and (r) (except Contracts that are expressly noted therein to be expired or terminated) (collectively, the “Significant Contracts”), is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, and is in full force and effect with respect to the Company or any Subsidiary of the Company and none of the Company, any Subsidiary of the Company is in material default or breach in any material respect under the terms of any such Significant Contract and, to the Knowledge of the Company, the Company has not received notice of any such default or breach.

2.20 Insurance. Each of the material insurance policies of the Company and its Subsidiaries is listed in Section 2.20 of the Company Disclosure Schedule. With respect to such insurance policies, there is no material claim by the Company or its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and to the knowledge of the Company, the Company and its Subsidiaries is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of a threatened termination of, or material premium increase with respect to, any of such policies.

2.21 Interested Party Transactions. Except as set forth on Section 2.21 of the Company Disclosure Schedule, no officer, director or Principal Stockholder of the Company or any of its Subsidiaries (and no spouse or sibling of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has control, directly or indirectly, (i) an interest in any entity which furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Significant Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) (or five percent (5%) in the case of Accel-KKR Company LLC) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section.

2.22 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released (except in compliance in all material respects with environmental laws) any amount of any substance that has been designated by any Governmental or Regulatory Authority or by applicable federal, state or local Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries currently operates, occupies or leases.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any Law or in a manner that would result in material Liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any Rule, regulation, treaty or statute promulgated by any Governmental or Regulatory Authority to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all material environmental Approvals (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities, and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or, to the knowledge of the Company threatened, concerning any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company has no Knowledge of any fact or circumstance which could involve the Company or any of its Subsidiaries result in any environmental material litigation or material Liability which could reasonably be expected to impose upon the Company or any of its Subsidiaries any material environmental Liability.

(e) Reports and Records. The Company and each of its Subsidiaries have made available to Parent all records in the Company’s or each such Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable Law with respect to this transaction.

2.23 Brokers; Third Party Expenses. Except as set forth in Section 2.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, nor will either have to pay following the Closing (based on arrangements made by or on behalf of the Company or services provided to the Company on or prior to the Closing), any amounts for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company on or prior to the Closing. Section 2.23 of the Company Disclosure Schedule sets forth the total amount of unpaid Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Estimated Third Party Expenses”). Section 2.23 of the Company Disclosure Schedule sets forth each Contract (and, if not made available to Parent, the principal terms thereof) in respect of unpaid Third Party Expenses pursuant to which additional costs and expenses may be incurred following the Closing Date due to actions prior to the Closing Date. Other than the unpaid Third Party Expenses listed in Section 2.23 of the Company Disclosure Schedule, Parent will not incur any Third Party Expenses following the Closing based on arrangements made by or on behalf of the Company on or prior to the Closing.

2.24 Warranty and Indemnification Obligations. Except as set forth in Section 2.18(r) or Section 2.18(q) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has given any warranties or indemnities for which the Company or any of its Subsidiaries is still bound relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

2.25 Complete Copies of Materials. To the Knowledge of the Company, the Company has made available to Parent true and complete copies of all (a) Contracts and (b) licenses which are legally binding on the Company, in each case as required to be listed in the Company Disclosure Schedule. To the extent true and complete copies of such Contracts and licenses required to be listed in the Company Disclosure Schedule have not been provided (including any oral Contracts described in the Company Disclosure Schedules), the variations from the written versions made available to Parent would not make any such Contract or license (whether written or oral) significantly more adverse to Parent than the written Contracts and licenses disclosed in the Company Disclosure Schedule. To the Knowledge of the Company, the summary description of each oral Contract and license which is legally binding on the Company contained in the Company Disclosure Schedule does not contain any untrue statement.

2.26 Inventory. All inventory of the Company reflected on the Current Balance Sheet is, and all such inventory acquired since the Current Balance Sheet Date is, of a quality and quantity usable and salable in the Ordinary Course of Business (except as reserved for or otherwise reflected on the Current Balance Sheet or the Closing Date Balance Sheet). Except as disclosed in the Company Financials (or the notes thereto) or in Section 2.26 of the Company Disclosure Schedule, all material items included in the inventory of the Company are the property of the Company, free and clear of any Lien, have not been pledged as collateral, are not held on consignment from others and conform in all material respects to all standards applicable to such inventory and its use or sale imposed by Governmental or Regulatory Authorities. Except as disclosed in Section 2.26 or otherwise reserved for on the Current Balance Sheet or the Closing Date Balance Sheet, all inventory of the Company reflected on the Current Balance Sheet is subject to customer orders or purchase orders and the Company does not otherwise maintain excess inventory that is not subject to customer orders or purchase orders. The Company has disclosed in Section 2.26 of the Company Disclosure Schedule the value of non-allocated customer inventory for sale, repair or replacement of Company products, subject to any reserves reflected on the Current Balance Sheet or the Closing Date Balance Sheet.

2.27 Export Control Laws. The Company and each of its Subsidiaries has conducted its export transactions in all material respects in accordance with applicable provisions of United States export control Laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses and other Approvals required for its exports of products, software and technologies from the United States;

(b) The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable export licenses or other Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such export licenses or other Approvals; and

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims.

2.28 Internal Controls. The Company and each of its Subsidiaries has established and adhered to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials). To the Knowledge of the Company, there is not (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. The Company’s revenue recognition policy is set forth in Section 2.28 of the Company Disclosure Schedule. The Company currently recognizes all of its revenue substantially in accordance with its revenue recognition policy.

2.29 Accounts Receivable. All of the accounts receivable of the Company arose in the Ordinary Course of Business and are carried at values determined in accordance with GAAP consistently applied. To the Company’s knowledge, the accounts receivable of the Company are not subject to any set-off or counterclaim, other than any amount for which a reserve has been established consistent with past practices and calculated in accordance with GAAP (as shown on the Current Balance Sheet or, for receivables arising subsequent to the Current Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied)). No account receivable represents an obligation for goods sold on consignment, on approval or on a sale-or-return basis or is subject to any other repurchase or return arrangement. Except as set forth in Section 2.29 of the Company Disclosure Schedule, no Person has any Lien, on any accounts receivable of the Company and, to the Company’s knowledge, no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

ARTICLE III

REPRESENTATION AND WARRANTIES OF PRINCIPAL STOCKHOLDERS

Each Principal Stockholder hereby, severally but not jointly (and each only as to itself), represents and warrants to Parent and Acquisition Sub, that the statements contained in this Article III are correct and complete as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the Principal Stockholder Disclosure Schedule. The information set forth in the Principal Stockholder Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates; provided that the information set forth in each section and subsection of the Principal Stockholder Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III if and to the extent it is reasonably apparent on the face of such disclosure that it applies or is relevant to such other representations and warranties.

3.1 Ownership of Company Capital Stock. Such Principal Stockholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder’s respective names on Exhibit A hereto. Such Company Capital Stock is not subject to any Liens (other than with respect to the Stockholders Agreement as disclosed in Section 1.1 of the Company Disclosure Schedule) or, to any rights of first refusal of any kind, and such Principal Stockholder has not granted any rights to purchase such Company Capital Stock to any other person or entity. Such Principal Stockholder has the sole right to transfer such Company Capital Stock to Parent. Except as set forth on Section 3.1 of the Company Disclosure Schedule, such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Capital Stock. Except with respect to the Stockholders Agreement as disclosed in Section 1.1 of the Company Disclosure Schedule, at the Closing, in exchange for the consideration paid pursuant to Section 3.1 hereof, Parent will receive good title to such Company Capital Stock, free and clear of all Liens.

3.2 Authority. If such Principal Stockholder is an entity, it has all requisite power and authority and, if such Principal Stockholder is an individual, it has capacity to enter into this Agreement and any Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which a Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Principal Stockholder and no further action is required on the part of such Principal Stockholder to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This agreement and each of the Ancillary Agreements to which such Principal Stockholder is a party has been duly executed and delivered to such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Conflict. The execution and delivery by such Principal Stockholder of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any provision of the charter documents of such Principal Stockholder if such Principal Stockholder is an entity, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Stockholder or any of its properties or assets is subject (other than the Stockholders Agreement as disclosed in Section 1.1 of the Company Disclosure Schedule), or (iii) any Law or Order applicable to such Principal Stockholder or any of its properties or assets.

3.4 Legal Proceedings. Except as set forth in Section 2.13 of the Company Disclosure Schedule, to the knowledge of each of the Principal Stockholders there are no material Actions or Proceedings pending, threatened against, relating to or affecting the consummation of the Stock Purchase or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Each of Parent and Acquisition Sub hereby represent and warrant to the Company and the Stockholders that the statements contained in this Article IV are correct and complete as of the date of this Agreement.

4.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Each of Parent and Acquisition Sub has full corporate power and authority to conduct its business as presently conducted and to own, use and lease its Assets and Properties. Each of Parent and Acquisition Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority Relative to this Agreement. Each of Parent and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Acquisition Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the respective board of directors of Parent and Acquisition Sub, and no other action on the part of the board of directors of Parent or Acquisition Sub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery hereof by the Company and the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of each of Parent and Acquisition Sub enforceable against Parent and Acquisition Sub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Consents, Filings and Approvals. Parent has obtained all Approvals from (a) third parties and (b) Governmental or Regulatory Authorities required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than (i) such Approvals as may be required under state or federal securities Laws (ii) notices under the HSR Act and the expiration of applicable waiting periods thereunder and (iii) such Approvals which, if not obtained or made, would not prevent Parent and the Acquisition Sub from consummating the Stock Purchase and the transactions contemplated by this Agreement).

4.5 Capital Resources. Parent has sufficient capital resources to pay the Total Consideration in immediately available funds at Closing and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.6 No Conflict. The execution and delivery by Parent and Acquisition Sub of this Agreement and any Ancillary Agreements to which Parent and Acquisition Sub are a party do not, the performance by Parent and Acquisition Sub of its respective obligations under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) (a) violate any provision of the charter documents of Parent and/or Acquisition Sub or any Law or Order applicable to Parent or Acquisition Sub or any of its respective Assets of Properties such as to prevent Parent and the Acquisition Sub from consummating the Stock Purchase and the transactions contemplated by this Agreement, or (b) conflict with or result in a violation or breach of, constitute a default under (with or without notice or lapse of time or both), require Parent or Acquisition Sub to obtain any Approval of, make any filing with or give any notice to any Person as a result or under the terms of, or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract or material license to which Parent or Acquisition Sub are parties or by which any of the Assets and Properties of Parent or Acquisition Sub are bound that would prevent Parent and the Acquisition Sub from consummating the Stock Purchase and the transactions contemplated by this Agreement.

4.7 Legal Proceedings. To the knowledge of Parent or the Acquisition Sub, there are no material Actions or Proceedings pending, threatened against, relating to or affecting the consummation of the Stock Purchase or the transactions contemplated by this Agreement.

ARTICLE V

[INTENTIONALLY OMITTED]

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Confidentiality. Following the Closing, the Principal Stockholders and their affiliates agree not to use or disclose any Confidential Information of Parent or the Company for any purpose, except as allowed under Section 6.3 or in their official capacity as a director or employee of the Company or Parent following the Closing. The Principal Stockholders agree that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of Parent or the Company. Without limiting the foregoing, the Principal Stockholders and their affiliates shall take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care. The Principal Stockholders and their affiliates shall not make any copies of the Confidential Information of the Company or Parent unless the same are previously approved in writing by Parent. The Principal Stockholders acknowledges that the Parent Stock is publicly traded and that any Confidential Information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Principal Stockholders acknowledge and agree not to engage in any discussions, correspondence or transactions in the Parent Stock in violation of applicable securities Laws.

6.2 Expenses.

(a) Whether or not the Stock Purchase is consummated, all fees and expenses incurred in connection with the Stock Purchase including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. For purposes of this Agreement, the fees, costs and expenses related to the audit of the Company Audited Financial Statements are not Third Party Expenses and

Parent shall be responsible for such fees, costs and expenses. The Company has delivered to Parent a statement of Estimated Third Party Expenses showing in reasonable detail the unpaid Third Party Expenses incurred by the Company as of the Closing Date in the form attached hereto as Exhibit E (the “Statement of Expenses”). The Statement of Expenses reflects all Third Party Expenses incurred on or prior to the Closing Date by the Company or will be incurred (based on arrangements made on or prior to the Closing) on or prior to the Closing Date by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby. Any Third Party Expenses incurred prior to the Closing by the Company that are not reflected on the Statement of Expenses or otherwise paid on or before the Closing Date, and thus are not part of the Third Party Expense Adjustment Amount, if any (“Excess Third Party Expenses”), shall be paid out of the Escrow Amount and shall not be limited by the Deductible Amount. Third Party Expenses shall not be incurred by or on behalf of the Company after the Closing Date without the express prior written consent of Parent.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest, but not including any withholding taxes) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be borne when due 50% by Parent, on the one hand, and 50% by the Stockholders out of the Escrow Fund, on the other hand, and Parent will file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

6.3 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions no less restrictive than those contained in Section 6.1) regarding the subject matter of this Agreement or the transactions contemplated hereby without the consent of the other party, except that this (i) restriction shall be subject to Parent’s obligation to comply with applicable securities Laws and the rules of the Nasdaq Stock Market and (ii) the Principal Stockholders shall have the right to disclose summary information about this Agreement and the transactions contemplated hereby (a) to the extent that Parent previously publicly disclosed such information (e.g., in accordance with clause (i) above) and/or (b) as required to calculate and illustrate its rate of return on its investment in the Company as part of its or their (or their legal advisors, representatives, Affiliates, partners, investors, officers or employees) normal fundraising, marketing, informational and reporting activities.

6.4 Employee Matters. Each person who shall continue as an employee of Parent, the Acquisition Sub or the Company after the Closing shall, after the Closing, be an atwill employee of Parent, the Acquisition Sub or the Company to the extent permitted by applicable Law (a “Continuing Employee”); provided that each employee employed in the United States shall provide proof of the right to work in the United States as required by law. Following the Closing, each Continuing Employee shall be eligible to receive benefits (at Parent’s discretion) either: (a) under the Employee Plans as provided to such employee immediately prior to the Closing, or (b) consistent with Parent’s employment policies (which have been previously disclosed to the Company) or (c) a combination of clauses (a) and (b). Except with respect to paid time off benefits, each Continuing Employee who becomes eligible to participate in a Parent benefit plan shall be given credit, for the purpose of any service requirements for participation eligibility, or vesting, for his or her period of continuous coverage under comparable Company benefit plans prior to the Closing to the extent permitted by Parent’s benefit programs and consistent with Parent’s employee benefit plans. No Continuing Employee, or any or his or her eligible dependents, who, at the Closing, are participating in a Company group health plan and who becomes eligible for coverage in a Parent group health plan shall be excluded from such Parent group plan, or limited in coverage thereunder, by reason of any waiting period restriction or preexisting condition limitation to the extent permitted by Parent’s employee benefit plans and the insurance carrier or provider. The terms and provisions of this Section are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer thirdparty beneficiary rights, and this Section does not confer any such rights upon any Continuing Employee. Nothing herein shall be construed to prohibit Parent from amending or terminating any Employee Plans in accordance with the terms thereof and with applicable Law.

6.5 Tax Matters.

(a) Parent shall prepare and file, or cause to be prepared and filed, Tax Returns for the Company and its Subsidiaries for the taxable periods (or portions thereof) that include the Closing Date (the “Pre-Closing Tax Period”) in a manner consistent with the past practice of the Company and its Subsidiaries prior to the Closing to the extent consistent with applicable Law. Such Tax Returns shall be delivered to the Stockholder Representative at least 45 days prior to the required filing date for review and approval, which approval shall not be unreasonably withheld.

(b) None of Parent, the Company or any of their respective Subsidiaries shall file any amended Tax Returns for the Company for any Pre-Closing Tax Period unless required by applicable Law, in any case without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(c) Any income Tax refunds that are received by Parent or the Company and its Subsidiaries, and any amounts credited against income Tax to which Parent or the Company and its Subsidiaries become entitled in a Tax period ending after the Closing Date, that relate to Tax periods or portions thereof ending on or before the Closing Date shall, to the extent such amounts are not reflected on the Closing Date Balance Sheet, be for the account of the Principal Stockholders and Parent shall pay over to the Stockholder Representative (on behalf of the Principal Stockholders) any such refund or the amount of any such credit within five (5) days after receipt of such refund or credit against income Taxes. For purpose of this Section 6.5(c) and Article VIII, any Tax deduction for payments pursuant to Section 1.2 shall be treated as arising immediately prior to the Closing. For the avoidance of doubt, except as provided in Section 8.2(g), the Principal Stockholders shall not be entitled to any refund or amount credited against income Taxes in a Tax period ending after the Closing Date that arises by virtue of the utilization of any net operating loss or tax credit existing at the Closing Date.

(d) The Company, the Stockholder Representative and Parent agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning prior to the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records.

(e) The Company, the Stockholder Representative and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043A of the Tax Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes.

6.6 Director and Officer Indemnification.

(a) Parent shall honor all rights to indemnification existing as of the date hereof in favor of those individuals who are executive officers and directors of the Company as of the date of this Agreement for their acts and omissions occurring prior to the Closing as provided in the Charter Documents (as in effect on the date of this Agreement) to the fullest extent permitted by applicable law until not earlier than the sixth anniversary of the Closing Date (whether or not the surviving corporation in the Short-Form Merger continues its separate existence).

(b) The Company and its Subsidiaries shall, and Parent shall cause the Company and its Subsidiaries to, procure an extension of the current policies of directors’ and officers’ liability insurance to cover a six year tail period following the Closing Date (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as favorable to such directors and officers).

6.7 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement, including without limitation, consummation of the Short-Form Merger and cancellation of the Company Options, as soon as reasonably practicable following the date hereof.

ARTICLE VII

CLOSING DELIVERIES

7.1 Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver to Parent each of the following:

(a) Officers’ Certificates. A certificate, validly executed by the Chief Executive Officer of the Company to the effect that, as of the Closing, the representations and warranties of the Company and the Principal Stockholders in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) shall be true and correct in all material respects (other than those already containing “materiality” or “Material Adverse Effect” qualifiers, which shall be true and correct in all respects) on and as of the Closing Date;

(b) Certificate of Secretary of Company. A certificate, validly executed by the Secretary of the Company, in the form attached hereto as Exhibit H;

(c) Legal Opinion. Parent shall have received a legal opinion from Kirkland & Ellis, legal counsel to Accel-KKR Company LLC, as to the matters set forth in Exhibit C.

(d) Legal Opinion. Parent shall have received a legal opinion from Drake, Sommers, Loeb, Tarshis, Catania & Liberth, PLLC, legal counsel to the Company and the Principal Stockholders, except Accel-KKR Company LLC, as to the matters set forth in Exhibit D.

(e) Employees. “At-will” employment arrangements with Parent, Acquisition Sub or the Company (following the Closing) (as Parent shall designate) pursuant to the execution of an employment agreement by each of the five individuals listed on Schedule 7.1(e) (the “Key Employees”);

(f) Stockholder Approval of Certain Payments. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G(b)(5) of the Tax Code shall have been submitted for approval by such number of Stockholders of the Company as is required by the terms of Section 280G of the Tax Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Tax Code, and, in the absence of such Stockholder approval, none of those payments or benefits shall be paid or provided;

(g) Closing Date Balance Sheet. The Closing Date Balance Sheet, certified by the Chief Executive Officer on behalf of the Company;

(h) Financial Statements. The Company Financials and consolidated financial statements of the Company that meet the requirements of Item 9.01 of Form 8-K for the period required by Rule 3-05(b) of Regulation S-X in the time required by applicable laws.

(i) Statement of Expenses. A Statement of Expenses pursuant to Section 6.2, certified by the Chief Executive Officer on behalf of the Company;

(j) Employment Agreement. An Employment Agreement in form attached hereto as Exhibit F executed by Kathy Frommer, the Company’s Chief Executive Officer;

(k) Release of Liens. A duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 7.1(k) to this Agreement;

(l) Resignation of Officers and Directors. A written resignation from each of the officers and directors of the Company and its Subsidiaries (unless otherwise requested by Parent at least 3 days prior to the Closing Date) effective as of the Closing;

(m) Company Indebtedness. Written evidence that all outstanding Indebtedness for borrowed money of the Company shall have been repaid or otherwise cancelled, such that at the Closing, there will be no outstanding Company Indebtedness for borrowed money;

(n) FIRPTA Certificate. A properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation § 1.1445-2(c)(3); and

(o) Certificates of Good Standing. Long-form certificates of good standing with respect to the Company and each of its Subsidiaries from the Secretary of State of the state of its incorporation and any other material jurisdictions, including a certificate of good standing of the Company from New York State, that are dated within a reasonable period prior to Closing.

7.2 Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver to the Company and the Principal Stockholders each of the following:

(a) Officers’ Certificates. The Company shall have received a certificate, validly executed by the Chief Executive Officer or another executive officer of Parent to the effect that the representations and warranties of Parent and Acquisition Sub in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) are true and correct in all material respects (other than those already containing “materiality” or “Material Adverse Effect” qualifiers, which shall be true and correct in all respects set forth therein) on and as of the Closing Date;

(b) Certificate of Secretary of Parent. A certificate, validly executed by the Secretary of Parent, in the form attached hereto as Exhibit H;

(c) Employees. “At-will” employment arrangements for each Key Employee, executed by Parent, the Acquisition Sub or the Company (following the Closing) (as Parent shall designate); and

(d) Employment Agreements. Parent’s signature to the Employment Agreement by and between Parent and Kathy Frommer, the Company’s Chief Executive Officer.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, the Principal Stockholders, Parent and Acquisition Sub contained in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement, shall survive for a period of eighteen months following the Closing Date (the “Survival Date”); provided, however, that (i) the representations and warranties of the Company and the Principal Stockholders set forth in Section 2.2 and Section 3.3 and of Parent and the Acquisition Sub in Section 4.2 (Authority Relative to this Agreement) shall survive the date which is five years following the Closing Date, (ii) the representations and warranties of the Company and the Principal Stockholders set forth in Section 2.5 and Section 3.1 (Title to Capital Stock) of this Agreement shall survive the date which is six years following the Closing Date, (iii) the representations and warranties of the Company set forth in Section 2.18(c) (Valid Title to Intellectual Property) of this Agreement shall survive the date which is three years following the Closing Date and (iv) the representations and warranties of the Company set forth in Section 2.22 (Environmental Matters) of this Agreement shall survive the date which is five years following the Closing Date (collectively, these sections are referred to in this Agreement as “Specified Indemnity Items”).

8.2 Indemnification.

(a) Indemnification by the Principal Stockholders and the Company. Subject to the limitations set forth in this Article VIII, the Principal Stockholders, Minority Stockholders and Optionholders agree to severally, and not jointly, indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Company following the Closing, but not any Stockholders (the “Parent Indemnified Parties”), against all Losses incurred or sustained by the Parent Indemnified Parties, or any of them (including the Acquisition Sub), directly as a result of (i) any breach or inaccuracy of a representation or warranty of the Company or the Principal Stockholders contained in this Agreement or in any certificate delivered pursuant to this Agreement (without giving effect to any qualification as to materiality contained therein solely (including any derivation thereof, including, without limitation, “Company Material Adverse Effect”) in determining the amount of any Loss and in determining whether or not any such representation or warranty has been breached or is inaccurate; provided, however, that the following qualifications as to materiality shall be given effect in determining whether or not any such representation or warranty has been breached or inaccurate but will not be given effect in determining the amount of any Loss: (a) the materiality qualifiers in Section 2.9; (b) the materiality qualifiers in Section 2.10(h); (c) the Material Adverse Effect qualifiers in Section 2.10(m), and (d) any materiality qualifiers in Sections 2.18(r) and 2.20), (ii) any failure by the Company or the Principal Stockholders to perform or comply with any covenant applicable to any of them contained in this Agreement or in any agreement or certificate delivered in connection with this Agreement, (iii) any Dissenting Share Payments, (iv) the payment of any income Taxes of the Company or any of its Subsidiaries relating to any Taxable period or portion of a period ending on or prior to the Closing Date to the extent such Taxes are not reflected on the Closing Date Balance Sheet (provided, however, that the items included on Schedule 8.2 to this Agreement shall not be deemed to be reflected on the Closing Date Balance Sheet for this purpose) (“Pre-Closing Income Taxes”) and (v) any Excess Third Party Expenses, (vi) any Stock Option Cancellation Amount. Notwithstanding anything to the contrary in Section 6.6 or any similar rights to indemnification or contribution the Principal Stockholders have by statute, in the Charter Documents or by agreement, the Principal Stockholders (including any officer or director) shall not have any right of contribution, indemnification or right of advancement from the Company (following Closing), the Acquisition Sub or Parent with respect to any Loss claimed by a Parent Indemnified Party that give rise to an indemnification obligation hereunder. In the case of any indemnification or reimbursement obligation under this Section 8.2, the Stockholders shall have no obligation, as a result of a breach (not involving fraud) of any provision of this Agreement, to indemnify or reimburse any Parent Indemnified Party for any Taxes (or any Loss in respect thereof) other than Taxes relating to any Taxable period or portion of a period ending on or prior to the Closing Date (including, for the avoidance of doubt, the Stockholders shall have no obligation to indemnify or reimburse any Parent Indemnified Party for any Taxes due in respect of periods following the Closing Date due to the unavailability of any net operating losses).

(b) Indemnification by Parent. Subject to the limitations set forth in this Article VIII, Parent agrees to indemnify and hold harmless the Stockholders and each of their respective officers, directors, affiliates, employees, agents, stockholders and representatives (the “Stockholder Indemnified Parties”), against all Losses incurred or sustained by the Stockholder Indemnified Parties, or any of them, directly as a result of (i) any breach or inaccuracy of a representation or warranty of Parent or Acquisition Sub contained in this Agreement or in any certificate delivered by or on behalf of Parent or Acquisition Sub pursuant to this Agreement (without giving effect to any qualification as to materiality contained therein solely (including any derivation thereof) in determining the amount of any Loss and in determining whether or not any such representation or warranty has been breached or is inaccurate) and (ii) any failure by Parent or Acquisition Sub to perform or comply with any covenant by Parent or Acquisition Sub or the Company after the Closing contained in this Agreement or any certificates delivered pursuant to this Agreement.

(c) Deductible. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this paragraph, there shall be no right to indemnification under Section 8.2(a) or Section 8.2(b) unless and until one or more Officer’s Certificates identifying such Losses incurred by Parent Indemnified Parties or the Stockholder Indemnified Parties, as applicable, under either Section 8.2(a), with respect to the Parent Indemnified Parties, or Section 8.2(b), with respect to the Stockholder Indemnified Parties, respectively, exceed $800,000 in the aggregate (the “Deductible Amount”), in which case the Parent Indemnified Parties or the Stockholder Indemnified Parties, as the case may be, shall be entitled to recover all Losses in excess of the Deductible Amount (subject to any other limitations set forth in this Agreement). Notwithstanding the foregoing and subject to any other limitations set forth in this Agreement, the Parent Indemnified Parties and the Stockholder Indemnified Parties shall be entitled to indemnification on a first dollar basis, without regard to whether the Deductible Amount shall have been exceeded, for any and all Losses resulting from (i) fraud by the Company or the Principal Stockholders (in the case of the Parent Indemnified Parties) or by Parent or Acquisition Sub (in the case of the Stockholder Indemnified Parties), (ii) any of the Specified Indemnity Items (in the case of the Parent Indemnified Parties), (iii) Pre-Closing Income Taxes (in the case of the Parent Indemnified Parties), (iv) any Excess Third Party Expenses (in the case of the Parent Indemnified Parties), (iv) any Dissenting Share Payments (in the case of the Parent Indemnified Parties) and (v) Stock Option Cancellation Amount (in the case of the Parent Indemnified Parties).

(d) Fraud. Any Principal Stockholder shall be severally and not jointly liable for, and shall indemnify and hold the Parent Indemnified Parties harmless for, any Losses incurred or sustained by the Parent Indemnified Parties, or any of them (including the Acquisition Sub and the Company following the Closing), directly or indirectly, as a result of fraud committed by the Company or any of the Principal Stockholders. For the avoidance of doubt, in the event of fraud by the Company, any of the Principal Stockholders or any such Person, (i) the recovery by Parent Indemnified Parties is not limited to Losses as defined in this Agreement and (ii) the Parent Indemnified Parties shall be entitled to pursue any remedy or theory of law with respect to such fraud to the fullest extent permitted under applicable law or in equity.

(e) Related Agreements. Nothing in this Agreement shall limit the right of Parent or any other Parent Indemnified Party to pursue remedies against the Key Employees under the each of their respective employment agreements, the Optionholders under each of their respective the Option Cancellation Agreements or Kathy Frommer under the Employment Agreement entered into in connection with the Stock Purchase and the transactions contemplated hereunder.

(f) Tax Benefits. The amount of any Loss subject to indemnification under Section 8.2(a) or Section 8.2(c) shall be calculated net of (i) any tax benefit actually received by the Parent Indemnified Party on account of such Loss and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Parent Indemnified Party from any third party with respect thereto. For purposes of this Section 8.2(f), the Parent Indemnified Party shall have actually received a tax benefit if, and to the extent that, the Parent Indemnified Party’s (and its affiliates) actual liability for Taxes for the taxable year in which the Loss is incurred, calculated by excluding any Tax items (including the receipt of any indemnification payments) attributable to the Loss, exceeds the Parent Indemnified Party’s (and its affiliates) actual liability for Taxes for such taxable year, calculated by taking into account any Tax items (including the receipt of any indemnification payments) attributable to the amount of the Loss for such taxable year (to the extent permitted by relevant Tax law and treating such Tax items as the last items incurred or paid for any Taxable year). Parent shall have no right to assert any claims against the Principal Stockholders with respect to any Losses that would have been covered by insurance had the Company maintained for the benefit of the Company the same insurance coverage following the Closing that was in effect for the Company immediately prior to the Closing. Any Parent Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is actually made by any Parent Indemnified Party with respect to any

Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Stockholder Representative (on behalf of the Stockholders).

(g) The amount of any Loss subject to indemnification under Section 8.2(a) shall be calculated net of any amounts specifically accrued or reserved for in the Closing Date Balance Sheet (including, without limitation, utilizing any net operating losses or other similar items of the Company and each of its Subsidiaries (in each case in existence on or prior to the Closing Date and reflected on the Closing Date Balance Sheet) to reduce obligations with respect to Pre-Closing Income Taxes under Section 8.2(a) owed with respect to a taxable year to which such net operating losses or similar items may be carried and deducted or credited against income after taking into account the requirements of Section 382 of the Code and any similar limitations, provided, however, that the items included on Schedule 8.2 to this Agreement shall not be deemed to be reflected on the Closing Date Balance Sheet for this purpose). Any amounts recovered for a Loss or claim under any clause contained in Section 8.2(a) shall reduce amounts that may be subsequently recovered under another clause in Section 8.2(a) or otherwise pursuant to this Agreement for the same Loss or claim. In addition, to the extent of the total of all indemnification payments to any Parent Indemnified Party for Pre-Closing Income Taxes, Parent shall pay to the Stockholder Representative (on behalf of the Stockholders) the amount of any income Taxes that the Company is not required to pay solely because of the actual utilization of a net operating loss carryforward or similar tax attribute of the Company existing as of the Closing that is usable (or would have been used, treating any such net operating loss carryforward or similar tax attribute as being usable prior to any other net operating loss carryforward or similar tax attribute of Parent) against Post-Closing taxable income.

(h) Except in the case of fraud committed by the Company or any of the Principal Stockholders or as otherwise provided in Sections 8.2(c), 8.2(d), 8.2(f), 8.2(g) and 8.3, the indemnification provided by Section 8.2(a), with respect to the Parent Indemnified Parties, or Section 8.2(b), with respect to the Stockholder Indemnified Parties, shall be the sole and exclusive remedy for any Losses, Liabilities or other claims of the Parent Indemnified Parties or the Stockholder Indemnified Parties, respectively, and Parent Indemnified Parties and Stockholder Indemnified Parties hereby waive and release and forever discharge, and agree to refrain from making or alleging any claim against, and covenant not to sue, the Stockholder Indemnified Parties or the Parent Indemnified Parties with respect to, from and after the Closing, to the fullest extent permitted under applicable law, all rights, claims, causes of action (other than for fraud) suits, demands, causes of action, contracts, covenants, obligations, costs, expenses, attorney’s fees, and liabilities of whatever kind or nature in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed, may have existed, do exist or may arise in the future, which it has suffered or may suffer, sustain or become subject to, directly or indirectly, as a result of being, or in connection with being, a party to, or which it may have against the Stockholders or Parent, respectively, with respect to, arising out of or otherwise in connection with (i) this Agreement (including, without limitation, any breach of or inaccuracy in any representations or warranties or any breach or failure in performance prior to Closing of any covenants or agreements made by the Company or the Principal Stockholders or by Parent or Acquisition Sub in this Agreement, the Ancillary Agreements

(subject to Section 8.2(e)) or any certificate delivered hereunder, (ii) the transactions contemplated hereby or thereby, (iii) any information, document, projection or material relating to the Company, its Subsidiaries or their businesses provided or made available by the Company to the Parent Indemnified Parties in connection with the due diligence investigation of the Company, its Subsidiaries or its businesses (including, without limitation, such information, documents, projections or materials made available in certain “data rooms,” management presentations or electronic communications) and (iv) any information, document, projection or material relating to the financial condition, performance or prospects the Company, its Subsidiaries or its businesses whether or not provided or made available to the Parent Indemnified Parties. To the extent applicable, the Parent Indemnified Parties and the Stockholder Indemnified Parties represent and warrant that such Person understands California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Parent Indemnified Parties or the Stockholder Indemnified Parties, as the case may be, solely with respect to matters set forth in subsections (i), (ii), (iii) and (iv) above, the Parent Indemnified Parties and the Stockholder Indemnified Parties expressly acknowledge that this release of such matters is intended to include in its effect, without limitation, all such items with respect to such matters which such Persons do not know or suspect to exist in their favor at the time of execution hereof, and that this release contemplates the extinguishment of all such matters.

(i) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of its Company and the Subsidiaries.

8.3 Limitations; Maximum Payments; Remedies.

(a) Notwithstanding anything contained to the contrary herein, except to the extent that the Losses resulted from (i) any of the Specified Indemnity Items, (ii) Pre-Closing Income Taxes, (iii) Stock Option Cancellation Amount or (iv) fraud committed by a Principal Stockholder or the Company, or any of its Subsidiaries, any and all claims by a Parent Indemnified Party for Losses shall be satisfied solely and exclusively from the Escrow Fund. To the extent that the Losses resulted from (i) any of the Specified Indemnity Items, (ii) Pre-Closing Income Taxes, or (iii) Stock Option Cancellation Amount, such claims by a Parent Indemnified Party for Losses in respect thereof shall be satisfied (a) first, from the Escrow Fund and (b) second, against the Principal Stockholders directly, on a several basis (it being understood and agreed that a Parent Indemnified Party may only proceed against the Principal Stockholders on a several basis and then only in accordance with the provisions and limitations set forth herein (including, without limitation, the restrictions set forth in this Section 8.3)).

(b) Except as otherwise set forth in this Section 8.3(b) and subject to Section 8.3(d) below, the maximum amount a Parent Indemnified Party may recover from a Stockholder individually for its indemnification obligations pursuant to this Article VIII shall be limited to such Stockholder’s Pro Rata Portion of the Escrow Amount; provided, however, that (i) the liability of each of the Principal Stockholders for Pre-Closing Income Taxes, the Stock Option Cancellation Amount and for breaches of the representations and warranties contained in the Specified Indemnity Items, other than breaches of the representations and warranties contained in Sections 2.18(c) and 2.22, shall be limited to a dollar amount equal to the aggregate proceeds received by such Principal Stockholder (including such Principal Stockholder’s Pro Rata Portion of the Escrow Fund to the extent that funds are remaining the Escrow Fund), (ii) the liability of each Principal Stockholder for breaches of the representations and warranties contained in Sections 2.18(c) and 2.22, shall be limited to a dollar amount equal to thirty five percent (35%) of the aggregate proceeds received by such Principal Stockholder.

(c) Except as otherwise set forth in this Section 8.3, the maximum amount the Stockholder Indemnified Parties may recover from Parent for its indemnification obligations pursuant to this Article VIII shall be limited to an amount equal to the Escrow Amount; provided, however, that the maximum amount the Stockholder Indemnified Parties may recover from Parent for its indemnification obligations as a result of the breach or inaccuracy of Section 4.2 is limited to the amount of the Total Consideration.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Principal Stockholder (and the Escrow Fund shall not be the exclusive remedy) or any other Person arising out of any fraud committed by the Company, any of the Principal Stockholders or by such Person. For the avoidance of doubt, in the event of fraud by the Company, any of the Principal Stockholders or any such Person, (i) the recovery by Parent Indemnified Parties or the Stockholder Indemnified Parties is not limited to Losses as defined in this Agreement and (ii) the Parent Indemnified Parties and the Stockholder Indemnified Parties shall be entitled to pursue any remedy or theory of law with respect to such fraud to the fullest extent permitted under applicable law or in equity.

(e) The Escrow Fund shall be available to compensate Parent Indemnified Parties for any Losses suffered or incurred by them and for which they are entitled to recovery pursuant to the terms and limitations under this Article VIII. Parent and the Stockholders may not avoid the limitations on liability set forth in this Article VIII by seeking damages for breach of contract.

8.4 Escrow Arrangements.

(a) Escrow Fund. At the Closing, the Principal Stockholders and upon execution of the Option Cancellation Agreement, the Optionholders (in accordance with Section 1.2) and at the Effective Time of the Short-Form Merger, the Minority Stockholders (in accordance with Section 1.3), will be deemed to have received and deposited with the Escrow Agent the Escrow Amount without any act of any Stockholder or Optionholder. At the Closing, the Escrow Amount, without any act of any Stockholder, shall be deposited by Parent (in immediately available United States funds by wire transfer) with the Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.

(b) Escrow Period; Distribution upon Termination of Escrow Periods.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate as to 50% of the cash then remaining in the Escrow Fund (the “Initial Distribution”) at 5:00 p.m., California time, on the first anniversary of the Closing Date (the “Initial Escrow Period”); provided, however, that the Initial Escrow Period shall not terminate with respect to such amount (or such portion thereof), not to exceed the aggregate amount remaining in the Escrow Fund, necessary to satisfy the aggregate amount of (i) all Losses specified in an Officer’s Certificate delivered to the Escrow Agent prior to the termination of the Initial Escrow Period, which has not been successfully challenged by the Stockholder Representative pursuant to Section 8.5 hereof and otherwise subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter provided in Section 8.5 hereof and (ii) all amounts specified in a Reasonably Anticipated Losses Officer’s Certificate delivered to the Escrow Agent prior to the termination of the Initial Escrow Period which has not been successfully challenged by the Stockholder Representative pursuant to Section 8.5 hereof (the “Initial Holdback for Reasonably Anticipated Losses”); provided, however, that with respect to any Initial Holdback for Reasonably Anticipated Losses or Final Holdback for Reasonably Anticipated Losses (as defined below), the Stockholder Representative may object to the Reasonably Anticipated Losses Officer’s Certificate in the manner provided in Section 8.5 hereof. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders the remaining portion of the Initial Distribution, if any, not required to satisfy the Losses identified in any unresolved Officer’s Certificate or amounts identified in the Reasonably Anticipated Losses Certificate. Deliveries of portions of the Initial Distribution to the Stockholders pursuant to this Section shall be made in accordance with their respective Pro Rata Portions.

(ii) The remainder of the Escrow Fund shall terminate and be distributed to the Stockholders at 5:00 p.m., California time, on the Survival Date (the “Final Escrow Period” and such distribution, the “Final Distribution”); provided, however, that the Final Escrow Period shall not terminate with respect to such amount (or such portion thereof), not to exceed the aggregate amount remaining in the Escrow Fund, necessary to satisfy the aggregate amount of (i) all Losses specified in an Officer’s Certificate delivered to the Escrow Agent prior to the termination of the

Final Escrow Period, which has not been successfully challenged by the Stockholder Representative pursuant to Section 8.5 hereof and is otherwise subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner provided in Section 8.5 hereof), (ii) the Initial Holdback for Reasonably Anticipated Losses to the extent still unresolved and (iii) all amounts specified in a Reasonably Anticipated Losses Officer’s Certificate delivered to the Escrow Agent prior to the termination of the Final Escrow Period which has not been successfully challenged by the Stockholder Representative pursuant to Section 8.5 hereof (the “Final Holdback for Reasonably Anticipated Losses”). As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders the remaining portion of the Escrow Fund, if any, not required to satisfy the Losses identified in any unresolved Officer’s Certificate or amounts identified in the Reasonably Anticipated Losses Certificate. Deliveries of portions of the Escrow Fund to the Stockholders pursuant to this Section shall be made in accordance with their respective Pro Rata Portions, with the amount delivered to each Stockholder rounded to the nearest one hundredth (0.01) (with amounts 0.0005 and above rounded up). Except with respect to a matter previously asserted in a Reasonably Anticipated Losses Officer’s Certificate, no claims may be asserted against the Escrow Fund after the Survival Date.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII. The Escrow Agent shall hold (and shall be directed by Parent and the Stockholder Representative to hold) the Escrow Amount, together with any and all interest, income and gains (collectively, “Interest”) accrued thereon, in a separate and distinct account in the name of U.S. Bank, National Association as the escrow agent for the parties hereto, subject to the terms and conditions of this Agreement.

(ii) The Escrow Fund shall be invested in U.S. Treasury bills with maturities of not more than 30 days and any interest paid on such cash portion of the Escrow Fund shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by Parent or after such bills mature, the Escrow Fund shall be invested in a U.S. Bank money market account and any interest paid on such cash portion of the Escrow Fund shall be added to the Escrow Fund and shall be distributed to the Stockholders (in accordance with their respective Pro Rata Portions) at the end of the Initial Escrow Period or the Final Escrow Period, as the case may be, but such Interest shall not be available for satisfaction of claims of any Parent Indemnified Parties or indemnification obligations of the Stockholders as set forth above. The parties hereto agree that, for tax reporting purposes, Parent shall be deemed to be the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent. Upon the release of the cash in the Escrow Fund, a portion of any cash distributed to the Stockholders shall be treated as interest under the imputed interest rules of the Tax Code. The Parent and the Stockholder Representative acknowledge that to the extent regulations of the Comptroller of the Currency or other regulatory entity grant the parties the right to receive brokerage confirmations of security transactions as they occur, the Parent and the Stockholder Representative specifically waives receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish both parties monthly cash transaction statements which include detail for all investment transactions made by the Escrow Agent hereunder.

(d) Claims Upon Escrow Fund.

(i) Upon receipt by the Escrow Agent at any time on or before the Survival Date of an Officer’s Certificate, or with respect to a matter set forth in a Reasonably Anticipated Losses Officer’s Certificate prior to the distribution of the Escrow Fund (and, in any case, on or before the expiration of the applicable survival periods for the Specified Indemnity Items, as the case may be), the Escrow Agent shall, subject to the provisions of Section 8.5 hereof and subject to final resolution of the claim as set forth herein, deliver to Parent, as promptly as practicable, by wire transfer to an account or accounts designated by Parent in the Officer’s Certificate, an amount of the Escrow Funds from the Escrow Account equal to the amount of Losses set forth in the Officer’s Certificate and finally resolved in accordance herewith. For the avoidance of doubt, the Escrow Agent shall in no case make a distribution or release of all or any portion of the Escrow Funds to Parent with respect to a matter set forth in a Reasonably Anticipated Losses Officer’s Certificate unless a subsequent Officer’s Certificate is validly delivered in accordance with the terms and conditions herein (including, without limitation, subject to the provisions of Section 8.5 hereof and subject to final resolution of the claim as set forth herein); provided, however, that such subsequent Officer’s Certificate need not be delivered on or before the Survival Date (or on or before the expiration of the applicable survival periods for the Specified Indemnity Items, as the case may be) so long as solely relating to the resolution of a claim made in a Reasonably Anticipated Losses Officer’s Certificate.

(ii) Subject to, in accordance with and as permitted by the provisions of Sections 8.1, 8.3, 8.4 and 8.5, in the event that a Parent Indemnified Party pursues a claim directly against any Principal Stockholder, on a several and not joint basis, or any other Person as permitted by this Article VIII, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer, to an account or accounts designated by the Parent Indemnified Party in the Officer’s Certificate, to the Parent Indemnified Party an amount of cash equal to the amount of the Loss set forth in such Officer’s Certificate that is actually incurred or sustained and that is indemnifiable or recoverable hereunder.

(iii) If the Stockholder Representative (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) does not object in writing to either the claim made in the Officer’s Certificate or the amount of Losses, in each case in accordance with the provisions of Section 8.5, within the 30-day period after delivery by the Parent Indemnified Party of the Officer’s Certificate (with confirmation of receipt), such failure to so object in accordance with the provisions of Section 8.5 shall be an irrevocable acknowledgment by the Stockholder Representative and the Principal Stockholders (or such Indemnifying Party) that the Parent Indemnified Party is entitled to the full amount of the Losses set forth in such Officer’s Certificate that are actually incurred or sustained and that are indemnifiable or recoverable hereunder.

8.5 Objections to Claims; Resolution of Conflicts; Arbitration.

(a) Notice of Officer’s Certificate. At the time of delivery of any Officer’s Certificate or any Reasonably Anticipated Losses Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative in accordance with Section 9.3 (and the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party), and Parent shall also deliver to the Escrow Agent written proof of delivery to the Stockholder Representative of a copy of such Officer’s Certificate or Reasonably Anticipated Loss Officer’s Certificate (which proof may consist of, among other things, a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand).

(b) Objection to Reasonably Anticipated Losses Officer’s Certificate Claims. After the Initial Escrow Period or the Final Escrow Period, as applicable, the Escrow Agent shall make no delivery to the Stockholders and Optionholders of any Initial Holdback for Reasonably Anticipated Losses (in the case of the Initial Escrow Period) or the Final Holdback for Reasonably Anticipated Losses (in the case of the Final Distribution) unless the Escrow Agent shall have received written authorization from Parent to make such delivery; provided, however, the Stockholder Representative may object (at appropriate times following any change in fact or circumstance relating to the underlying basis for the reasonably anticipated Losses) in a written statement to the Reasonably Anticipated Losses Officer’s Certificate with respect to either the claim made therein, the reasonableness of the amount of the Initial Holdback for Reasonably Anticipated Losses or Final Holdback for Reasonably Anticipated Losses or the reasonableness of an assertion of an anticipated indemnifiable Loss under Section 8.2(a), in each case as identified in a Reasonably Anticipated Losses Officer’s Certificate (a “Reasonableness Objection”). For the avoidance of doubt, any failure to object to (or acceptance of) any Reasonably Anticipated Losses Officer’s Certificate shall in no way preclude, limit or otherwise affect the ability of the Stockholder Representative to object to any item in any Officer’s Certificate (whether or not such Officer’s Certificate is validly delivered subsequent to and related to the claims set forth in any such Reasonably Anticipated Losses Officer’s Certificate). Upon resolution of a matter or claim contained in any Reasonably Anticipated Losses Officer’s Certificate, Parent shall promptly (and in any event, within 10 days) deliver a subsequent Officer’s Certificate to the Stockholder Representative and the Escrow Agent in respect of such matter or claims in accordance with the terms herein or shall withdraw its claim in respect of such matter or claim and direct the Escrow Agent to distribute the applicable amount to the Stockholders.

(c) Objection to Officer’s Certificate Claims. For a period of 30 days after the Escrow Agent’s receipt of such proof of delivery of any Officer’s Certificate to the Stockholder Representative, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 8.4(d) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such 30 day period, subject to the limitations set forth in Section 8.4(d) hereof, the Escrow Agent shall make delivery by wire transfer to an account or accounts designated by Parent in the Officer’s Certificate of an amount of cash from the Escrow Fund equal to the amount of Losses incurred or sustained by Parent and claimed in the Officer’s Certificate; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to either the claim made in the Officer’s Certificate or the amount of Losses claimed thereunder (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.

(d) Disputed Claims.

(i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 8.5(c) or a Reasonableness Objection in accordance with Section 8.5(b), the Stockholder Representative and Parent shall (A) attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims and (B) Parent shall, and shall cause any Parent Indemnified Party to, cooperate with the Stockholder Representative and its counsel and other representatives and make available Parent’s or any such Parent Indemnified Party’s personnel, and provide such testimony and access to Parent’s or any such Parent Indemnified Party’s books and records in a manner which preserves Parent’s or the Parent Indemnified Party’s legal privileges as shall be reasonably necessary in connection with the claim (x) made in the Officer’s Certificate or the amount of Losses claimed thereunder or (y) as set forth in a Reasonably Anticipated Losses Officer’s Certificate, the reasonableness of the amount of the Initial Holdback for Reasonably Anticipated Losses or Final Holdback for Reasonably Anticipated Losses or the reasonableness of an assertion of an anticipated indemnifiable Loss thereunder. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent and, in the case of a claim directly against the Principal Stockholders, to the Principal Stockholders. The Escrow Agent shall be entitled to rely on any such memorandum and, in the event of a Reasonableness Objection, distribute to the Stockholders and Optionholders or retain amounts in the Escrow Fund in accordance with the terms thereof, or in the event of an Objection Notice, distribute an amount of cash from the Escrow Fund in accordance with the terms thereof.

(ii) In the event that the Stockholder Indemnified Parties seek indemnification of Losses pursuant to Section 8.2(b), such Stockholder Indemnified Party and Parent shall (A) attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims and (B) subject to their right to maintain any legal privileges (e.g. attorney-client privilege), the Stockholder Indemnfied Party shall cooperate with Parent and its counsel and other representatives and make available such Stockholder Indemnified Party’s personnel, and provide such testimony and access to such Stockholder Indemnified Party’s books and records as shall be reasonably necessary in connection with the amount of indemnifiable Losses claimed by such Stockholder Indemnified Party.

(e) Arbitration.

(i) If no agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative (or the objecting Indemnifying Party). In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator with relevant industry experience.

(ii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate or the reasonableness of any Reasonably Anticipated Losses Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Principal Stockholders and the Parent Indemnified Parties under this Article VIII, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.

8.6 Third-Party Claims.

(a) In the event Parent, the Company (following the Closing) or the Principal Stockholders become aware of a third-party claim that Parent believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII (a “Third-Party

Claim”), Parent shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Stockholder Representative shall be entitled on behalf of the Stockholders (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at the Stockholders’ expense (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party’s expense), to participate in, but not to determine or conduct, any defense of such claim. For purposes of this Agreement, Third Party Claims shall be deemed to include those claims disclosed in Item 1 of Section 2.18(o) of the Company Disclosure Schedule for informational purposes. Parent shall have the right in its sole discretion to conduct the defense of, and to settle any Third Party Claim. If with respect to the settlement of the Third Party Claim (i) Parent acts reasonably and in good faith in response to such Third-Party Claim and (ii) Parent obtains the prior written consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Third-Party Claim, Parent will be able to recover the amount of such settlement as a Loss pursuant Article VIII to the extent such amount is (b) less than or equal to the amount set forth in the written consent and (b) otherwise an indemnifiable Loss pursuant to this Article VIII. Furthermore, if Parent does not receive such written consent from the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), in the full amount of the settlement, than any amounts that are paid in any such settlement shall not be determinative of the amount of Losses that are recoverable and the amount of settlement that is recoverable as a Loss under this Agreement shall be limited to (and shall in no event exceed) the amount of the settlement to which (i) it would have been unreasonable to withhold consent and (ii) otherwise an indemnifiable Loss pursuant to this Article VIII; provided, however, that no amount shall be recoverable hereunder if Parent does not act reasonably and in good faith in response to such Third-Party Claim. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Stockholder Representative (for and on behalf of the Stockholders) shall control all matters relating to the disclosure set forth as Item 3 in Section 2.12 of the Company Disclosure Schedule (including, without limitation, seeking to obtain any determination by the Internal Revenue Service in connection therewith); provided, however, that the Stockholder Representative shall consult with Parent regarding such matters and promptly provide all information reasonably requested by Parent.

(b) Parent Indemnified Parties shall take commercially reasonable steps to mitigate Losses for which Parent Indemnified Parties may be entitled to indemnification hereunder (including, without limitation, after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith).

8.7 Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement, which are signed by an officer of

Parent and by the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(b) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such Liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and any equity securities of Parent and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and any equity securities of Parent held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Principal Stockholders; provided, however, that in the event any Principal Stockholder fails to timely pay its Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Principal Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount from such Principal Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all Liability imposed by the terms of this Agreement.

(g) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold harmless the Escrow Agent against any and all Liabilities and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Stockholder’s Pro Rata Portion of the Escrow Fund.

(h) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall thereupon be discharged from any further duties and Liability under this Agreement.

(i) Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.8 Fees of Escrow Agent. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation.

8.9 Stockholder Representative; Power of Attorney.

(a) By virtue of (i) the execution of this Agreement by the Principal Stockholders, (ii) the execution of the Option Cancellation Agreement by each Optionholder and (iii) the effectiveness of the Short-Form Merger, each of the Stockholders and Optionholders shall be deemed to have agreed to appoint Accel-KKR Company, LLC as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders and Optionholders to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the Escrow Fund and directly against the Principal Stockholders in satisfaction of claims by any Parent Indemnified Party (including, without limitation, in accordance with Section 8.6(a)), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against any Principal Stockholder or by any such Principal Stockholder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Principal Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the sole judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Each Stockholder hereby acknowledges such agency and the arrangements contemplated in this Article VIII. Such agency may be changed by the Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless (i) during the Escrow Period (and any extension thereof) holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent and (ii) following the Escrow Period (and any extension thereof), each of the Principal Stockholders agrees to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Principal Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Each Stockholder shall acknowledge its obligation to indemnify the Stockholder Representative for Stockholder Representative Expenses.

(c) Following the termination of the Final Escrow Period, the resolution of all unresolved claims and the satisfaction of all claims made by Parent Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Stockholders and Optionholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually paid, sustained or incurred, or reasonably anticipated to be paid, sustained or incurred.

(d) A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment or waiver of this Agreement pursuant to Section 9.1 or Section 9.2 hereof, shall constitute a decision of the Principal Stockholders and shall be final, binding and conclusive upon the Principal Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Principal Stockholders. The Escrow Agent and Parent are hereby relieved from any Liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative, other than with respect to acts of Parent or the Escrow Agent that constitute bad faith, fraud, gross negligence or willful misconduct.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Stockholder Representative. For purposes of this Section 9.1, the Principal Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Principal Stockholders whether or not they have signed such amendment.

9.2 Waiver. Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. For purposes of this Section, the Principal Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all of the Principal Stockholders whether or not they have signed such extension or waiver.

9.3 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given only if faxed, mailed or delivered to the parties at the following addresses or facsimile numbers:

If to Parent to:

Epicor Software Corporation

18200 Von Karman Ave.

Irvine, CA 92612

Telephone No.: (949) 585-4595

Facsimile No.: (949) 585-4496

Attn: Michael Piraino, Executive Vice President and Chief Financial Officer

with a copy (which shall not constitute notice to Parent) to:

Epicor Software Corporation

18200 Von Karman Ave.

Irvine, CA 92612

Telephone No.: (949) 585-4225

Facsimile No.: (949) 341-4225

Attn: John Ireland, Vice President and General Counsel

with a copy (which shall not constitute notice to Parent) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Facsimile No.: (650) 489-6411

Attn: Katharine A. Martin, Esq.

         Bradley L. Finkelstein, Esq.

If to the Stockholder Representative:

Accel-KKR Company, LLC

2500 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Tom Barnds

Telephone No.: (650) 289-2460

Facsimile No.: (650) 289-2461

with copies to (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 E. Randolph Dr.

Chicago, IL 60601

Attention: Jeffrey Seifman, P.C.

         Shelly M. Hirschtritt

Facsimile No.: (312) 861-2200

Drake, Sommers, Loeb, Tarshis and Catania, PLLC

One Corwin Court

Newburgh, NY 12550

Attention: Marianna Kennedy

Facsimile No.: (845) 565-1999

If to the Escrow Agent:

U.S. Bank National Association

Corporate Trust and Escrow Services

One California Street, Suite 2100

Telephone No.: (415) 273-4582

Facsimile No.: (415) 273-4590

Attn: Sheila K. Soares

All such notices and other communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) on the same Business Day of delivery by facsimile (with receipt of appropriate confirmation) if delivered before 5:00 p.m. local time and one Business Day after delivery by facsimile (with receipt of appropriate confirmation) if delivered after 5:00 p.m. local time or (iv) one Business Day after being deposited with an overnight courier service of recognized standing. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.4 Entire Agreement. This Agreement, the Ancillary Agreements, the exhibits and the schedules hereto, including the Company Disclosure Schedule, the agreements of which forms of which are attached as exhibits hereto and the documents and other agreements among the parties hereto referenced herein, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly set forth in this Agreement, the Company and the Principal Stockholders make no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its Subsidiaries or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed and Parent hereby acknowledges that it is not relying on any such other representations or warranties in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Persons entitled to indemnity under Article VIII.

9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.9 Governing Law. This Agreement, any other agreements, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; provided however, that the Short-Form Merger shall be governed by Utah Law.

9.10 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS

OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent, Acquisition Sub, the Principal Stockholders or the Company. Notwithstanding anything to the contrary herein, the representations and warranties in Articles 2, 3 and 4 of this Agreement are made as of 8:00 a.m., New York time, on the date hereof and, for the avoidance of doubt, all references to the “date hereof” in such Articles shall be deemed to mean as of as of 8:00 a.m., New York time, on the date hereof; provided, however, that the representations and warranties in Section 2.10 shall be deemed to be made as of 3:00 p.m., New York time, on the date hereof.

9.12 Rules of Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

9.13 Other Remedies; Specific Performance. Except in the case of fraud, any and all remedies herein expressly conferred upon a party will be deemed exclusive of any other remedy conferred by law or equity upon such party; provided that the parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement contained in Sections 1.1, 1.2, 1.3, 6.1, 6.2, 6.3, 6.6 and 6.7 and Article VIII were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to the indemnification rights which may be otherwise provided in this Agreement, the parties shall be entitled to seek an injunction or injunctions to prevent breaches and to enforce specifically the terms and provisions of Sections 1.1, 1.2, 1.3, 6.1, 6.2, 6.3, 6.6 and 6.7 and Article VIII of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ARTICLE X

DEFINITIONS

10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquisition Sub” has the meaning ascribed to it in the forepart of this Agreement.

“Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation, investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, or (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.

“Agent Indemnification Expenses” has the meaning given to it in Section 8.7(g).

“Agent Interpleader Expenses” has the meaning given to it in Section 8.7(f).

“Agreement” means this Stock Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the certificates delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Employment Agreements.

“Approval” means any approval, authorization, clearance, consent, permit, qualification or registration, or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Books and Records” means all files, documents, instruments, papers, books and records of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Certificates” has the meaning given to it in Section 1.4(c).

“Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof.

“Closing” has the meaning given to it in Section 1.1(b).

“Closing Date” means the date upon which the Closing actually occurs.

“Closing Date Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 5, 2005 prepared by the Company and delivered to Parent prior to the Closing Date that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP).

“COBRA” has the meaning given to it in Section 2.15(a).

“Company” has the meaning given to it in the forepart of this Agreement.

“Company Audited Financial Statements Date” means December 31, 2004.

“Company Audited Financial Statements” means the audited consolidated balance sheet of the Company at the Company Audited Financial Statements Date and the related audited statements of income, changes in holders’ equity and cash flows for the years then ended, including the notes thereto.

“Company Capital Stock” means Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” means shares of common stock, no par value per share, of the Company.

“Company Disclosure Schedule” has the meaning given to it in the introductory paragraph of Article II.

“Company Financials” means the Company Audited Financial Statements, the Company Historical Audited Financial Statements and the Company Interim Financial Statements.

“Company Historical Audited Financial Statements” means the audited consolidated balance sheet of the Company at December 31, 2003 and the related audited statements of income, changes in holders’ equity and cash flows for the year then ended, including the notes thereto.

“Company Intellectual Property” shall mean any Intellectual Property, including the Company Registered Intellectual Property that is owned by the Company.

“Company Interim Financial Statements” means the unaudited consolidated balance sheets of the Company at September 30, 2005 and September 30, 2004, and the related unaudited statements of operations and statements of cash flows for the nine month period ended on such respective dates.

“Company Material Adverse Effect” or “Material Adverse Effect” means any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Company and its Subsidiaries, (2) acts of terrorism or war, (3) changes in United States generally accepted accounting principles or (4) the taking of actions required or expressly contemplated by this.

“Company Options” means all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity that are issued under the Company Stock Plan and that are listed in Section 2.5(c) of the Company Disclosure Schedule.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock, taken together.

“Company Products” has the meaning given to it in Section 2.18(a).

“Company Registered Intellectual Property” means Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company.

“Company Restricted Stock” means any shares of Company Capital Stock issued and outstanding immediately prior to the Closing that are unvested or are subject to a repurchase option or risk of forfeiture under any applicable stock restriction agreement or other agreement with the Company.

“Company Series A Preferred Stock” means the Series A Preferred Stock, no par value per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, no par value per share, of the Company.

“Company Stock Plan” means the Company’s 2003 CRS Retail Technology Group Stock Option Plan.

“Company Stock Purchase Right” means a right to purchase Company Restricted Stock granted pursuant to the Company Stock Plan or otherwise.

“Confidential Information” means any information disclosed previously or in the future by the Company or Parent to the Principal Stockholders, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment), which is designated as “Confidential”, “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information if such information is stated to be confidential or is related in any manner to written information that is designated as such. Confidential Information may also include information disclosed to Principal Stockholders by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without knowledge of a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

“Consideration Allocation and Mechanics Schedule” has the meaning given to it in Section 1.2.

“Continuing Employee” has the meaning given to it in Section 6.4.

“Contract” means any mortgage, indenture, lease, contract, covenant, agreement, instrument, commitment, permit, concession, franchise, license or other business arrangement (whether oral or written), in each case which is legally binding on the Company.

“Copyrights” has the meaning given to it in the definition of Intellectual Property.

“Current Balance Sheet” means the most recent balance sheet included in the Company Interim Financial Statements.

“Current Balance Sheet Date” means the date of the Current Balance Sheet.

“Deductible Amount” has the meaning given to it in Section 8.2(c).

“Dissenting Shares” means any shares of Company Capital Stock held by a Minority Stockholder who has not effectively withdrawn or lost such holder’s appraisal rights under Utah Law in connection with the Short-Form Merger.

“Dissenting Share Payments” mean any out-of-pocket costs or expenses, (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for or in respect of such Dissenting Shares in accordance with this Agreement).

“DOL” has the meaning given to it in Section 2.15(a).

“Effective Time” has the meaning given to it in Section 1.3(a).

“Employee Amount” means an amount of cash equal to one million five hundred eighty seven thousand five hundred and ninety-four U.S. dollars ($1,587,594.00).

“Environmental Permits” has the meaning given to it in Section 2.22(c).

“Equity Equivalents” means securities (including Options) that, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means U.S. Bank National Association (or such other institution acceptable to Parent and the Stockholder Representative).

“Escrow Amount” means an amount of cash equal to fifteen million U.S. dollars ($15,000,000).

“Escrow Fund” has the meaning given to it in Section 8.4(a).

“Escrow Period” has the meaning given to it in Section 8.4(b).

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses paid or expected to be payable by the Company after the Closing (solely for services rendered or actions performed prior to the Closing) as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

“Exchange Agent” means the Secretary of Parent or an institution selected by Parent.

“Final Distribution” has the meaning given to it in Section 8.4(b)(ii).

“Final Escrow Period” has the meaning given to it in Section 8.4(b)(ii).

“Final Holdback for Reasonably Anticipated Losses” has the meaning given to it in Section 8.4(b)(ii).

“Future Products” has the meaning given to it in Section 2.18(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, including any stock exchange, quotation service and the National Association of Securities Dealers.

“Hazardous Material” has the meaning given to it in Section 2.22.

“Hazardous Materials Activities” has the meaning given to it in Section 2.22.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnifying Party” has the meaning given to it in Section 8.4(d)(ii).

“Initial Distribution” has the meaning given to it in Section 8.4(b)(i).

“Initial Escrow Period” has the meaning given to it in Section 8.4(b)(i).

“Initial Holdback for Reasonably Anticipated Losses” has the meaning given to it in Section 8.4(b)(i).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing (“Trade Secrets”); (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all domain names, universal resource locators (“URLs”) and other names and locators associated with the Internet; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Key Employees” has the meaning given to it in Section 7.1(e).

“Knowledge of the Company” or the phrase “to the knowledge of the Company” shall mean the actual knowledge of Kathy Frommer, Tony Moccio, Donald Frommer, Paul Fusco, Kevin Swanwick, Brian Blauvelt and Sten Karlsen.

“Law” or “Laws” means any constitution, law, statute, order, decree, ruling, charge, consent decree, judgment, rule, regulation, ordinance, restriction or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease Agreements” has the meaning given to it in Section 2.16(b).

“Leased Real Property(ies)” has the meaning given to it in Section 2.16(a).

“Liabilities” means all Indebtedness, obligations, expenses, deficiency, guaranty, endorsement and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), matured, unmatured, known, unknown, fixed or otherwise, whether due or to become due and whether or not required to be reflected in financial statements in accordance with GAAP.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Loss(es)” means actual direct losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with successfully enforcing their rights to indemnification hereunder (but excluding, in each case, incidental, consequential, indirect or punitive losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties or expenses, any losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties or expenses for lost profits or diminution in value or any “multiple of profits” or “multiple of cash flow” or similar valuation methodology used in calculating the amount of any Losses); provided, however, that notwithstanding anything to the contrary herein, Losses resulting from or relating to Pre-Closing Income Taxes shall include any costs, expenses and fees incurred for the preparation and filing of Returns, amended Returns or ruling requests relating to the payment or determination of Pre-Closing Income Taxes. For the avoidance of doubt, except with respect to Losses due to the breach or inaccuracy of the representations and warranties contained in Sections 2.26 and 2.29 a loss, liability, damage, deficiency, cost, fee, interest, award, judgment, penalty or expense shall in no event be deemed a Loss hereunder (even if otherwise construed as a Loss hereunder), if such is not paid out-of-pocket to a third party (e.g., not general and administrative or other overhead expenses) by a Parent Indemnified Party or a Stockholder Indemnified Party, as the case may be.

“Minority Stockholders” means the Persons indicated on the attached Consideration and Allocation Mechanics Schedule under the heading “Minority Stockholders.”

“Minority Stockholder Consideration” has the meaning given to it in Section 1.3(a).

“Objection Notice” has the meaning given to it in Section 8.5(c).

“Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that a Parent Indemnified Party has paid, sustained or incurred Losses which are indemnifiable hereunder, (2) specifying in reasonable detail the amount of such Losses which are subject to an indemnity claim hereunder, (3) specifying in reasonable detail (A) the individual items of Losses included in the amount so stated, (B) the date each such item was paid, sustained or incurred and (C) the nature of the misrepresentation, breach of warranty or covenant or other item for which indemnification is sought under Section 8.2(a), to which such item is related and (4) providing supporting materials (in a manner which preserves Parent’s legal privilege) reasonably necessary to substantiate and verify each such item and the amount of such Losses; provided that any Officer’s Certificate shall be delivered on a timely basis after the Loss is paid, sustained or incurred by the applicable Parent Indemnified Party and, in any case, in such time so as not to prejudice any Indemnifying Party (for the avoidance of doubt, delivery of such Officer’s Certificate on a timely basis shall mean that no Indemnifying Party is adversely affected or prejudiced by the timing of such delivery; provided, however that the failure to deliver an Officer’s Certificate on a timely basis shall not relieve the Indemnifying Party from any indemnification obligation hereunder unless the Indemnifying Party is thereby adversely affected or prejudiced, in which case such Indemnifying Party is only relieved of its indemnification obligation hereunder solely to the extent of such adverse effect or prejudice); provided further, that in the event that an Officer’s Certificate is delivered in connection with a previously delivered Reasonably Anticipated Losses Officer’s Certificate, the delivery of such subsequent Officer’s Certificate shall be deemed timely so long as delivered promptly following the resolution of the matter to which such Reasonably Anticipated Losses Officer’s Certificate relates.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Option Cancellation Agreement” has meaning given to it in Section 1.2(a).

“Optionholders” means the Persons indicated on the attached Consideration and Allocation Mechanics Schedule under the heading “Optionholders.”

“Optionholder Consideration” has meaning given to it in Section 1.2(a).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Indemnified Parties” has the meaning ascribed to it in Section 8.2.

“Patents” has the meaning given to it in the definition of Intellectual Property.

“Permitted Liens” means (i) Liens as reflected in the Current Balance Sheet or Closing Date Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) such imperfections of title and encumbrances which do not detract materially from the value or interfere with the present use of the property subject thereto or affected thereby and (iv) statutory liens to secure landlords, lessors or renters under leases or rental agreements and that are confined to property located at the Leased Real Property.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Pre-Closing Income Taxes” has the meaning given to it in Section 8.2(a).

“Pre-Closing Tax Period” has the meaning given to it in Section 8.2(a).

“Principal Stockholders” has the meaning ascribed to it in the forepart of this Agreement.

“Pro Rata Portion” means, with respect to each Stockholder and Optionholder, an amount equal to the percentage set forth on the Consideration Allocation and Mechanics Schedule for each such Stockholder and Optionholder.

“PTO” means the United States Patent and Trademark Office.

“Reasonableness Objection” has the meaning given to it in Section 8.5(b).

“Reasonably Anticipated Losses Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that a Parent Indemnified Party reasonably anticipates in its judgment that it will have to pay, sustain or incur Losses which will be indemnifiable hereunder, (2) specifying in reasonable detail the amount of such Losses which are subject to an indemnity claim hereunder (e.g., the amount of the Loss is greater than the Deductible Amount or not subject to the Deductible Amount), (3) specifying in reasonable detail (A) the individual items of Losses included in the amount so stated, (B) the basis for such anticipated Loss, and (C) the nature of the misrepresentation, breach of warranty or covenant or other item for which indemnification is sought under Section 8.2(a), to which such item is related and (4) providing supporting materials (in a manner which preserves Parent’s legal privilege) reasonably necessary to substantiate and verify the Losses reasonably anticipated by Parent; provided that any Reasonably Anticipated Losses Officer’s Certificate shall be delivered on a timely basis after the applicable Parent Indemnified Party reasonably anticipates it will have to pay, sustain or incur such indemnifiable Loss and, in any case, in such time so as not to prejudice any Indemnifying Party (for the avoidance of doubt, delivery of such Reasonably Anticipated Losses Officer’s Certificate on a timely basis shall mean that no Indemnifying Party is adversely affected or prejudiced by the timing of such delivery; provided, however that the failure to deliver an Officer’s Certificate on a timely basis shall not relieve the Indemnifying Party from any indemnification obligation hereunder unless the Indemnifying Party is thereby adversely affected or prejudiced, in which case such Indemnifying Party is only relieved of its indemnification obligation hereunder solely to the extent of such adverse effect or prejudice); provided further that, in addition to the foregoing, any Reasonably Anticipated Losses Officer’s Certificate may be delivered only if (i) in the case of a Third Party Claim, the Third Party Claim, would result in a breach or inaccuracy of any representation or warranty or breach of any covenant contained in this Agreement and would be an indemnifiable Loss or (ii) in the case of any other breach or inaccuracy of any representation or warranty or breach of any covenant contained in this Agreement (which is not a Third Party Claim), an actual breach of a representation or warranty or breach of a covenant this Agreement has occurred and does not involve any third parties.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time.

“Representatives” means, collectively, the Company’s officers, directors, employees, stockholders, attorneys, investment advisors, agents, representatives, Affiliates and Associates.

“Restricted Stock Purchase Agreement” means a restricted stock purchase agreement in one of the forms attached to the Company Stock Plan pursuant to which the Company has sold Company Restricted Stock or issued Company Stock Purchase Rights, or any other agreement pursuant to which the Company is granted the right to repurchase Company Restricted Stock.

“SEC” means the Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Short-Form Merger” has the meaning given to it in Section 1.3(a)

“Significant Contracts” has the meaning given to it in Section 2.19(b).

“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

“Specified Indemnity Items” has the meaning given to it in Section 8.1.

“Statement of Expenses” has the meaning given to it in Section 6.2(a).

“Stockholder” means the Principal Stockholders, the Minority Stockholders and the Optionholders, as set forth on the Consideration and Allocation Mechanics Schedule.

“Stockholder Agreement” means that certain Series D Stockholders Agreement dated October 9, 2002.

“Stockholder Indemnified Parties” has the meaning given to it in Section 8.2(b).

“Stockholder Representative” has the meaning given to it in Section 8.9(a).

“Stockholder Representative Expenses” has the meaning given to it in Section 8.9(b).

“Stock Option Cancellation Amount” means an amount equal to all Losses incurred or sustained by the Parent Indemnified Parties, or any of them, directly as a result of any claims, actions or proceedings (whether threatened or actual) by or on behalf of individuals who were holders of Company Options and their successors or assigns solely to the extent such claims, actions or proceedings are related to the termination and cancellation of Company Options under the Plan pursuant to the transactions contemplated by this Agreement.

“Stock Purchase” has the meaning given to it in Article I.

“Subsidiary” has the meaning given to it in Section 2.6(a).

“Surviving Corporation” has the meaning given to in Section 1.3(a).

“Survival Date” has the meaning given to it in Section 8.1.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States, including Section 203 of Delaware Law.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Tax Laws” means the Tax Code, federal, state, county, local or foreign Laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) relating to any and all Taxes concerning or attributable to the Company, the Subsidiaries or their respective operations.

“Taxing Authority” means any Governmental or Regulatory Authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning given to it in Section 8.6.

“Third Party Expenses” has the meaning given to it in Section 6.2.

“Third Party Expense Adjustment Amount” shall mean the amount of Estimated Third Party Expenses as reflected in the Statement of Expenses.

“Utah Law” means the Utah Revised Business Corporation Act and all amendments or additions thereto.

“Total Consideration” means an amount equal to: (i) one hundred twenty one million dollars ($121,000,000) in cash, plus (ii) the aggregate exercise price for the Company Capital Stock issuable upon exercise of all vested Company Options unless canceled pursuant to Section 1.3, minus (iii) the outstanding amount of the Indebtedness (which has not been otherwise repaid by the Company on or prior to the Closing Date), if any (it being understood and agreed that such amounts will be paid prior to the Closing by the Company by cutting checks (even if the checks are not received by the payees by the Closing Date) and Parent shall honor such payment obligations following the Closing Date to the extent necessary), minus (iv) the Third Party Expense Adjustment Amount (to the extent not otherwise repaid by the Company on or prior to the Closing Date) (it being understood and agreed that Parent shall pay such amount, to the extent not otherwise repaid by the Company on or prior to the Closing Date, in accordance with the Statement of Expenses) minus (vii) the Escrow Amount and minus (viii) the Employee Amount (it being understood and agreed that such amounts will be paid prior to the Closing by the Company by cutting checks (even if the checks are not received by the payees by the Closing Date) and Parent shall honor such payment obligations following the Closing Date to the extent necessary).

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Acquisition Sub, the Company, the Principal Stockholders, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

CRS RETAIL TECHNOLOGY GROUP, INC.		EPICOR SOFTWARE CORPORATION

By:	/s/ Kathy Frommer	By:	/s/ Michael A. Piraino
	Kathy Frommer President and Chief Executive Officer		Michael A. Piraino Executive Vice President and Chief Financial Officer

COUGAR ACQUISITION CORPORATION		ACCEL-KKR COMPANY, LLC

By:	/s/ Michael A. Piraino	By:	/s/ Thomas Barnds
	Michael A. Piraino President and Chief Executive Officer		Thomas Barnds Managing Director

KATHY FROMMER		DONALD FROMMER

By:	/s/ Kathy Frommer	By:	/s/ Donald Frommer

JEANNE JACKSON		KEVIN SWANWICK

By:	/s/ Jeanne Jackson	By:	/s/ Kevin Swanwick

BRIAN BLAUVELT		E-NET TWO, LLC

By:	/s/ Brian Blauvelt	By:	/s/ David Moon
David Moon

ESNET, LTD.		U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

By:	/s/ David Moon	By:	/s/ Sheila K. Soares
	David Moon		Sheila K. Soares Vice President

STOCKHOLDER REPRESENTATIVE ACCEL-KKR COMPANY, LLC

By:	/s/ Thomas Barnds
Thomas Barnds Managing Director